Exhibit 10.10
Execution Version
CERTAIN INFORMATION, SCHEDULES AND EXHIBITS HAVE BEEN OMITTED PURSUANT TO ITEM 601(a)(5) AND ITEM 601(b)(10) OF REGULATION S-K. THE COMPANY AGREES TO FILE SUPPLEMENTALLY TO THE COMMISSION AN UNREDACTED COPY OF THIS EXHIBIT, OR A COPY OF ANY OMITTED SCHEDULE OR EXHIBIT HERETO, UPON REQUEST. [***] INDICATES THAT SCHEDULES AND INFORMATION HAVE BEEN REDACTED.

AURA SUB, LLC
AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Agreement”) is entered into as of July 21, 2026, by and among BANC OF CALIFORNIA, a California state-chartered bank (“Bank”); AURA SUB, LLC, a Delaware limited liability company (“Borrower”); and AURA HOLDCO LLC, a Delaware limited liability company (“Parent”), CIRCLE MEDIA LABS INC., a Delaware corporation (“Circle Media”), GET AURA LLC, a Delaware limited liability company (“Get Aura”), AURA CONSOLIDATED GROUP, INC., a Delaware corporation (“Ultimate Parent”; together with Parent, Circle Media, Get Aura, Ultimate Parent, and any other Person joined hereto as a guarantor from time to time, each a “Guarantor” and, collectively, “Guarantors”; Borrower and each Guarantor are each a “Loan Party” and, collectively, “Loan Parties”).
RECITALS
A.    Borrower, Parent, Circle Media and Get Aura (collectively, the “Existing Loan Parties”) and Bank are parties to that certain Loan and Security Agreement dated as of February 18, 2025, as amended by that certain First Amendment to Loan and Security Agreement dated as of May 20, 2025, that certain Second Amendment to Loan and Security Agreement dated as of September 17, 2025, that certain Third Amendment to Loan and Security Agreement dated as of December 15, 2025, that certain Fourth Amendment to Loan and Security Agreement dated as of March 30, 2026 and that certain Fifth Amendment to Loan and Security Agreement dated as of May 22, 2026 (the “Original Agreement”). The Existing Loan Parties and Bank wish to amend and restate the terms of the Original Agreement in accordance with the terms hereof.
B.    In addition, Ultimate Parent (the “New Guarantor”) has read and approved the Original Agreement and has asked Bank to agree to allow the New Guarantor to become a party to the Loan Documents in order to facilitate its ability to continue to operate its businesses by achieving a stronger financial base for itself and its affiliated companies.
C.    Borrower wishes to obtain credit from time to time from Bank, and Bank desires to extend credit to Borrower. This Agreement sets forth the terms on which Bank will advance credit to Borrower and Borrower will repay the amounts owing to Bank.
AGREEMENT
The parties agree as follows:
1.    DEFINITIONS AND CONSTRUCTION.
1.1    Definitions. As used in this Agreement, all capitalized terms shall have the definitions set forth on Exhibit A. Any term used in the Code and not defined herein shall have the meaning given to the term in the Code.
1.2    Accounting Terms. Any accounting term not specifically defined on Exhibit A shall be construed in accordance with GAAP, and all calculations shall be made in accordance with GAAP (except for non-compliance with FAS 123R in monthly reporting). The term “financial statements” shall include the accompanying notes and schedules.
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1.3    UK/Australian Terms. In this Agreement, or any other Loan Document, if applicable, where it relates to any Loan Party or Subsidiary incorporated under the laws of England and Wales or any State or Territory of Australia, a reference to an insolvency event or proceeding in respect of that Loan Party or Subsidiary (including an Insolvency Proceeding) means any corporate action, legal proceedings or other procedure or step is taken in relation to (i) the suspension of payments, a moratorium of any indebtedness, winding up, dissolution, administration or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) of that Loan Party or Subsidiary, (ii) a composition, compromise, assignment or arrangement with any creditor of that Loan Party or Subsidiary (other than Bank), (iii) the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of that Loan Party or Subsidiary or any of its assets, (iv) enforcement of any Lien over any of that Loan Party or Subsidiary’s assets; or, in each case, any analogous procedure or step in any jurisdiction except, in each case, for any winding up petition or other application made to a court for the purpose of appointing a person referred to in paragraph (iii) which is frivolous or vexatious and is discharged, stayed, or dismissed within 15 days of commencement.
2.    LOAN AND TERMS OF PAYMENT.
2.1    Credit Extensions.
(a)    Promise to Pay. Borrower promises to pay to Bank, in lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made by Bank to Borrower, together with interest on the unpaid principal amount of such Credit Extensions at rates in accordance with the terms hereof.
(b)    Advances Under Formula Revolving Line.
(i)    Amount. Subject to and upon the terms and conditions of this Agreement, (A) Borrower may request Formula Advances in an aggregate outstanding principal amount not to exceed the lesser of (1) the Formula Revolving Line or (2) the Borrowing Base, in each case less any amounts reserved under the Ancillary Services Sublimit, and (B) amounts borrowed pursuant to this Section 2.1(b) may be repaid and reborrowed at any time prior to the Formula Revolving Maturity Date, at which time all Formula Advances under this Section 2.1(b) shall be immediately due and payable. Borrower may prepay any Formula Advances without penalty or premium. Borrower shall use the proceeds of Formula Advances for working capital and general corporate purposes.
(ii)    Form of Request. Whenever Borrower desires a Formula Advance, Borrower will notify Bank (which notice shall be irrevocable) by email (or, if permitted by Bank, through the use of an E-System) no later than 3:30 p.m. Eastern time (2:30 p.m. Eastern time for wire transfers) on the Business Day that the Formula Advance is to be made. Each such notification shall be given by a Loan Advance/Paydown Request Form in substantially the form of Exhibit C. Bank is authorized to make Formula Advances under this Agreement based upon instructions received from an Authorized Officer, or without instructions if in Bank’s discretion such Formula Advances are necessary to meet Obligations which have become due and remain unpaid. Bank shall be entitled to rely on any notice given by a person whom Bank reasonably
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believes to be an Authorized Officer, and Borrower shall indemnify and hold Bank harmless for any damages, losses, costs, and expenses suffered by Bank as a result of such reliance. Bank will credit the amount of Formula Advances made under this Section 2.1(b) to Borrower’s deposit account.
(iii)    Ancillary Services Sublimit. Subject to the availability under the Formula Revolving Line, at any time and from time to time from the date hereof through the Business Day immediately prior to the Formula Revolving Maturity Date, Borrower may request the provision of Ancillary Services from Bank. The aggregate limit of the Ancillary Services shall not exceed the Ancillary Services Sublimit, provided that availability under the Formula Revolving Line shall be reduced by (A) the Letter of Credit Exposure, (B) the aggregate limits of corporate credit card services provided to Borrower, (C) the total amount of any Automated Clearing House processing reserves, (D) the applicable Foreign Exchange Reserve Percentage, and (E) any other reserves taken by Bank in connection with other treasury management services requested by Borrower and approved by Bank. In addition, Bank may, in its sole discretion, charge as Formula Advances any amounts for which Bank becomes liable in connection with the provision of the Ancillary Services. The terms and conditions (including repayment and fees) of such Ancillary Services shall be subject to the terms and conditions of Bank’s standard forms of application and agreement for the applicable Ancillary Services, which Borrower hereby agrees to execute.
(iv)    Collateralization of Obligations Extending Beyond Maturity. Borrower shall take such actions as Bank may request to cause its obligations with respect to any Ancillary Services to be secured to Bank’s satisfaction as of the Formula Revolving Maturity Date. If Borrower has not secured to Bank’s satisfaction its obligations with respect to any Ancillary Services by the Formula Revolving Maturity Date, then, effective as of such date, the balance in any of Borrower’s deposit accounts held by Bank and the certificates of deposit or time deposit accounts issued by Bank in Borrower’s name (and any interest paid thereon or proceeds thereof, including any amounts payable upon the maturity or liquidation of such certificates or accounts) shall automatically secure such obligations to the extent of the then continuing or outstanding Ancillary Services. Borrower authorizes Bank to hold such balances in pledge and to decline to honor any drafts thereon or any requests by Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the applicable Ancillary Services are outstanding or continue.
2.2    Overadvances. If the aggregate amount of the outstanding Formula Advances exceeds the lesser of the Formula Revolving Line or the Borrowing Base at any time, Borrower shall immediately pay to Bank, in Cash, the amount of such excess.
2.3    Interest Rates, Payments, and Calculations.
(a)    Interest Rates. Except as set forth in Section 2.3(b), the Formula Advances shall bear interest, on the outstanding daily balance thereof, at a variable annual rate equal to the greater of (A) the Prime Rate then in effect, or (B) five percent (5.00%).
(b)    Late Fee; Default Rate. If any payment is not made within 15 days after the date such payment is due, Borrower shall pay Bank a late fee equal to the lesser of (i) 3%
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of the amount of such unpaid amount or (ii) the maximum amount permitted to be charged under applicable law. After the occurrence and during the continuance of an Event of Default, all Obligations shall bear interest, upon notice of such increase given by Bank, at a rate equal to three percentage points above the interest rate applicable immediately prior to the occurrence of the Event of Default (such rate, the “Default Rate”); provided that, from and after the occurrence of any Event of Default described in Section 8.5, such increase shall be automatic and without the requirement of any notice from Bank. In all such events, and notwithstanding the date on which application of the Default Rate is communicated to Borrower, the Default Rate may be accrued (at the election of Bank) from the initial date of any Event of Default until all existing Events of Default are waived in writing in accordance with the terms of this Agreement.
(c)    Payments. Interest under the Formula Revolving Line shall be due and payable on the first calendar day of each month during the term hereof (“Payment Date”). Borrower authorizes Bank, at Bank’s option, to charge such interest, all Bank Expenses, all Periodic Payments, and any other amounts due and owing in accordance with the terms of this Agreement against any of Borrower’s deposit accounts at Bank or against the Formula Revolving Line, in which case those amounts shall thereafter accrue interest at the rate then applicable hereunder. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder.
(d)    Computation. In the event that the Prime Rate is changed from time to time hereafter, the applicable rate of interest hereunder shall be increased or decreased, effective as of the day the Prime Rate is changed, by an amount equal to such change in the Prime Rate. All interest chargeable under the Loan Documents shall be computed on the basis of a 360-day year for the actual number of days elapsed.
2.4    Crediting Payments. Prior to the occurrence of an Event of Default, Bank shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as Borrower specifies. After the occurrence and during the continuance of an Event of Default, Bank shall have the right, in its sole discretion, to immediately apply any wire transfer of funds, check, or other item of payment Bank may receive to conditionally reduce Obligations, but such application of funds shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment. Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Bank after 3:30 p.m. Eastern time shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day. Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.
2.5    Fees. Borrower shall pay to Bank the following:
(a)    Facility Fee. On or before the Closing Date, a non-refundable fee of $50,000;
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(b)    Anniversary Fee. On each anniversary of the Closing Date other than the Formula Revolving Maturity Date, a non-refundable fee of $50,000;
(c)    Bank Expenses. On the Closing Date, all Bank Expenses incurred through the Closing Date; and, after the Closing Date, all Bank Expenses, as and when they become due; and
(d)    Success Fee. The Success Fee (as defined in the Success Fee Agreement), as and when due under the Success Fee Agreement. Borrower’s obligations under the Success Fee Agreement will survive the termination of this Agreement.
2.6    Term. This Agreement shall become effective on the Closing Date and, subject to Section 12.7, shall continue in full force and effect for so long as any Obligations (other than inchoate indemnity obligations) remain outstanding or Bank has any obligation to make Credit Extensions under this Agreement. Notwithstanding the foregoing, Bank shall have the right to terminate its obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default.
3.    CONDITIONS OF LOANS.
3.1    Conditions Precedent to Closing. The agreement of Bank to enter into this Agreement on the Closing Date is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, each of the following items and completed each of the following requirements:
(a)    this Agreement, duly executed by each Loan Party;
(b)    an officer’s certificate of each Loan Party with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement;
(c)    a financing statement (Form UCC-1) for each Loan Party;
(d)    Borrower shall have opened one or more deposit accounts with Bank and funded at least $50,000 into such accounts;
(e)    an Intellectual Property Collateral security agreement, duly executed by each Loan Party;
(f)    current SOS Report with respect to each Loan Party indicating that except for Permitted Liens, there are no other security interests or Liens of record in the Collateral;
(g)    an Affirmation and Amendment to the Subordinated Secured Lender Subordination Agreement, duly executed by each party thereto;
(h)    current financial statements, including company-prepared statements for Borrower’s 2025 fiscal year; company-prepared consolidated and consolidating balance sheets, income statements, and statements of cash flows for each of the preceding four fiscal quarters; and such other updated financial information as Bank may reasonably request;
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(i)    a Borrowing Base Certificate and Compliance Certificate, together with any other monthly reporting items required pursuant to Section 6.2 of this Agreement;
(j)    evidence that the insurance policies required by Section 6.5 hereof are in full force and effect, together with appropriate evidence showing loss payable and additional insured clauses or endorsements in favor of Bank;
(k)    the Success Fee Agreement, duly executed by Borrower;
(l)    a Borrower Information Certificate for each Loan Party;
(m)    a legal opinion of Loan Parties’ counsel;
(n)    a certificate of a Responsible Officer of Borrower, in form and substance reasonably satisfactory to Bank, certifying the achievement and compliance of all of the requirements and conditions set forth in the definition of “Permitted Acquisition”; and
(o)    such other documents or certificates, and completion of such other matters, as Bank may reasonably request.
Bank’s affirmative release of its signature on this Agreement will be deemed Bank’s acknowledgement of receipt (or waiver) of the items set forth above.
3.2    Conditions Precedent to All Credit Extensions. The obligation of Bank to make each Credit Extension, including the initial Credit Extension, is further subject to the following conditions:
(a)    timely receipt by Bank of the Loan Advance/Paydown Request Form as provided in Section 2.1;
(b)    Loan Parties shall be in compliance with Section 6.6 hereof;
(c)    in Bank’s reasonable discretion, there has not been a Material Adverse Effect; and
(d)    the representations and warranties contained in Article 5 shall be true and correct in all material respects on and as of the date of such Loan Advance/Paydown Request Form and on the effective date of each Credit Extension as though made at and as of each such date (provided, however, that those representations and warranties expressly referring to another date shall be true and correct in all material respects as of such date, and provided further that any representation or warranty that contains a materiality qualification therein shall be true and correct in all respects), and no Event of Default shall have occurred and be continuing or would exist after giving effect to such Credit Extension. The making of each Credit Extension shall be deemed to be a representation and warranty by each Loan Party on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2.
3.3    Tax Documentation. On or before the date on which Bank (or, for purposes of this Section 3.3, any successor thereto) becomes a party hereunder, Bank shall, following
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Borrower’s request, deliver to Borrower an Internal Revenue Service Form W-9 certifying that Bank is not subject to U.S. federal backup withholding.
4.    CREATION OF SECURITY INTEREST.
4.1    Grant of Security Interest. Each Loan Party grants and pledges to Bank a continuing security interest in the Collateral to secure prompt repayment of any and all Obligations and to secure prompt performance by each Loan Party of each of its covenants and duties under the Loan Documents. Except for Permitted Liens or as disclosed in the Schedule, such security interest constitutes a valid, first-priority security interest in the presently existing Collateral and will constitute a valid, first-priority security interest in later-acquired Collateral, in each case, subject to Legal Reservations. Each Loan Party also hereby agrees not to sell, transfer, assign, mortgage, pledge, lease, grant a security interest in, or encumber any of its Intellectual Property except for Permitted Transfers. Notwithstanding any termination of this Agreement or of any filings undertaken related to Bank’s rights under the Code, Bank’s Lien on the Collateral shall remain in effect for so long as any Obligations (other than inchoate indemnity obligations) are outstanding.
4.2    Perfection of Security Interest. Each Loan Party authorizes Bank to file at any time financing statements, continuation statements, and amendments thereto that (a) either specifically describe the Collateral or describe the Collateral as all assets of such Loan Party of the kind pledged hereunder, and (b) contain any other information required by the Code for the sufficiency of filing office acceptance of any financing statement, continuation statement, or amendment, including whether such Loan Party is an organization, the type of organization and any organizational identification number issued to such Loan Party, if applicable. Loan Parties shall have possession of the Collateral, except where expressly otherwise provided in this Agreement or where Bank chooses to perfect its security interest by possession in addition to the filing of a financing statement. Where (x) Collateral is in possession of a third-party bailee, each Loan Party shall take such steps as Bank reasonably requests for Bank to, subject to Section 7.11 below, obtain an acknowledgment, in form and substance satisfactory to Bank, of the bailee that the bailee holds such Collateral for the benefit of Bank, and (y) Collateral consists of investment property, deposit accounts, letter-of-credit rights or electronic chattel paper (as such items are defined in Revised Article 9 of the Code), each Loan Party shall take such steps as Bank reasonably requests for Bank to, subject to Section 6.6, obtain “control” (as defined in Revised Article 9 of the Code) of any such items by causing the securities intermediary or depositary institution or issuing bank to execute a control agreement in form and substance satisfactory to Bank. No Loan Party will create any chattel paper without placing a legend on such chattel paper acceptable to Bank indicating that Bank has a security interest in such chattel paper. Loan Parties from time to time may deposit with Bank specific cash collateral to secure specific Obligations. Each Loan Party authorizes Bank to hold such specific balances in pledge and to decline to honor any drafts thereon or any request by a Loan Party or any other Person to pay or otherwise transfer any part of such balances for so long as the specific Obligations (other than inchoate indemnity obligations) are outstanding. Each Loan Party shall take such other actions as Bank requests to perfect its security interests granted under this Agreement.
4.3    Pledge of Collateral. Each Loan Party hereby pledges, assigns and grants to Bank a security interest in all of the Shares, together with all proceeds and substitutions thereof,
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all cash, stock and other moneys and property paid thereon, all rights to subscribe for securities declared or granted in connection therewith, and all other cash and noncash proceeds of the foregoing, as security for the performance of the Obligations. Each Loan Party will deliver, to the extent not already delivered on the Original Closing Date, to Bank (a) on the Closing Date, the certificate or certificates for any then-certificated Shares (other than certificated shares of the Australian Subsidiaries, UK Subsidiaries and Existing U.S. Subsidiaries which instead shall be delivered on the Australian/UK Joinder Date or U.S. Joinder date, as applicable), and (b) with respect to any Shares uncertificated as of the Closing Date (or, with respect to any uncertificated Shares of the Australian Subsidiaries, UK Subsidiaries and Existing U.S. Subsidiaries, the Australian/UK Joinder Date or U.S. Joinder Date, as applicable), immediately upon certification, the certificate or certificates for such Shares, in each case accompanied by an instrument of assignment duly governing such Shares. The relevant Loan Party shall cause the books of each entity whose Shares are part of the Collateral and any transfer agent to reflect the pledge of the Shares. Upon the occurrence of an Event of Default hereunder, Bank may, upon one Business Day’s prior notice to Borrower, effect the transfer of any securities included in the Collateral (including but not limited to the Shares) into the name of Bank and may cause new certificates representing such securities to be issued in the name of Bank or its transferee. Unless an Event of Default has occurred and is continuing, each Loan Party shall be entitled to exercise any voting rights with respect to the Shares and to give consents, waivers and ratifications in respect thereof, provided that no vote shall be cast or consent, waiver or ratification given or action taken which would be inconsistent with any of the terms of this Agreement or which would constitute or create any violation of any of such terms. All such rights to vote and give consents, waivers and ratifications shall terminate upon the occurrence and during the continuance of an Event of Default.
5.    REPRESENTATIONS AND WARRANTIES.
Each Loan Party represents and warrants as follows:
5.1    Due Organization and Qualification. Each Loan Party and each Subsidiary is duly existing under the laws of its jurisdiction of incorporation or organization and qualified and licensed to do business in any state in which the conduct of its business or its ownership of property requires that it be so qualified, except where the failure to do so would not reasonably be expected to cause a Material Adverse Effect.
5.2    Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents are within each Loan Party’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in any Loan Party’s Certificate of Incorporation, Bylaws, or other governing document, as applicable, nor will they constitute an event of default under any material agreement by which a Loan Party is bound. No Loan Party is in default under any agreement by which it is bound, except to the extent such default would not reasonably be expected to cause a Material Adverse Effect.
5.3    Collateral. Each Loan Party has rights in or the power to transfer the Collateral, and its title to the Collateral is free and clear of Liens, adverse claims, and restrictions on transfer or pledge except for Permitted Liens. All Collateral (other than laptops and other personal property in the possession of employees in the ordinary course of business) is located solely in the United States, England and Wales or the Commonwealth of Australia. The contracts
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that generate fees included in the calculation of Recurring Revenue are in full force and effect as of the date of such inclusion. No Loan Party has received notice of an actual or imminent Insolvency Proceeding of any counterparty to a contract that generates fees included in the calculation of Recurring Revenue. All Inventory is in all material respects of good and merchantable quality, free from all material defects, except for Inventory for which adequate reserves have been made. Except as permitted by Section 6.6, no Loan Party’s Cash is maintained or invested with a Person other than Bank or Bank’s affiliates.
5.4    Intellectual Property Collateral. Each Loan Party is the sole owner of the Intellectual Property Collateral owned by such Loan Party. The Intellectual Property Collateral constitutes all intellectual property necessary for the conduct of each Loan Party’s business as now conducted and as presently proposed to be conducted. To each Loan Party’s knowledge, (i) each of the Copyrights, Patents, and Trademarks included in the Intellectual Property Collateral owned by such Loan Party is valid and enforceable, (ii) no part of the Intellectual Property Collateral has been judged invalid or unenforceable, in whole or in part, and (iii) no claim has been made to such Loan Party that any part of the Intellectual Property Collateral owned by a Loan Party violates the rights of any third party except to the extent such claim would not reasonably be expected to cause a Material Adverse Effect.
5.5    Name; Location of Chief Executive Office. Except as disclosed in the Schedule, no Loan Party has done business under any name other than that specified on the signature page hereof, and each Loan Party’s exact legal name is as set forth in the first paragraph of this Agreement. The chief executive office of each Loan Party is located at the address indicated in Article 10 hereof.
5.6    Litigation. Except as set forth in the Schedule, there are no actions or proceedings pending by or against any Loan Party or any Subsidiary before any court or administrative agency in which a likely adverse decision would reasonably be expected to have a Material Adverse Effect.
5.7    No Material Adverse Change in Financial Statements. All consolidated and consolidating financial statements related to Loan Parties and any Subsidiary that are delivered by Loan Parties to Bank or otherwise submitted to Bank fairly present in all material respects Loan Parties’ financial condition as of the date thereof and Loan Parties’ results of operations for the period then ended. There has not been a material adverse change in the consolidated or in the consolidating financial condition of any Loan Party since the date of the most recent of such financial statements submitted to Bank.
5.8    Solvency, Payment of Debts. Each Loan Party is able to pay its debts (including trade debts) as they mature; the fair saleable value of each Loan Party’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; and no Loan Party is left with unreasonably small capital after the transactions contemplated by this Agreement.
5.9    Compliance with Laws and Regulations. Each Loan Party and each Subsidiary have met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. No event has occurred resulting from any Loan Party’s failure to comply with ERISA that is reasonably likely to result in such Loan Party incurring any liability
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that could have a Material Adverse Effect. No Loan Party is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940. No Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System). No Loan Party has violated any statutes, laws, ordinances or rules applicable to it, the violation of which would reasonably be expected to have a Material Adverse Effect. Each Loan Party and each Subsidiary have filed or caused to be filed all tax returns required to be filed by it and have paid, or have made adequate provision for the payment of, all taxes reflected therein, except those being contested in good faith with adequate reserves under GAAP or where the failure to file such returns or pay such taxes would not reasonably be expected to have a Material Adverse Effect.
5.10    Subsidiaries. No Loan Party owns any stock, partnership interest or other equity securities of any Person, except for Permitted Investments.
5.11    Government Consents. Each Loan Party and each Subsidiary have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to all governmental authorities that are necessary for the continued operation of such Loan Party’s or Subsidiary’s business as currently conducted, except where the failure to do so would not reasonably be expected to cause a Material Adverse Effect.
5.12    Inbound Licenses. Except as disclosed on the Schedule, no Loan Party is a party to, nor is bound by, any material license or other agreement important for the conduct of such Loan Party’s business that prohibits or otherwise restricts such Loan Party from granting a security interest in such Loan Party’s interest in such license or agreement or any other property important for the conduct of such Loan Party’s business, other than this Agreement or the other Loan Documents.
5.13    Shares. Each Loan Party has full power and authority to create a first lien on the Shares, and no disability or contractual obligation exists that would prohibit such Loan Party from pledging the Shares pursuant to this Agreement or the other Loan Documents. To each Loan Party’s knowledge, there are no subscriptions, warrants, rights of first refusal or other restrictions on transfer relative to, or options exercisable with respect to, the Shares, other than pursuant to applicable federal and state securities laws. The Shares have been and will remain duly authorized and validly issued and are fully paid and non-assessable. To each Loan Party’s knowledge, the Shares are not the subject of any present or threatened suit, action, arbitration, administrative or other proceeding, and such Loan Party knows of no reasonable grounds for the institution of any such proceedings. No interest in any limited liability company or limited partnership controlled by a Loan Party constituting Shares is represented by a certificate unless (a) (in the case of any limited liability company or limited partnership organized in any state of the United States) the limited liability company agreement or limited partnership agreement expressly provides that such interest shall be a “Security” within the meaning of Article 8 of the Code, and (b) such certificate has been delivered to Bank. With respect to each limited liability company or limited partnership organized in any state of the United States, controlled by a Loan Party and constituting Shares whose interests are uncertificated, such limited liability company or limited partnership has not elected, whether in its limited liability company agreement or limited
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partnership agreement or otherwise, to have such interests be treated as a “Security” within the meaning of Article 8 of the Code.
5.14    Full Disclosure. No representation, warranty or other statement made by any Loan Party in any report, certificate, or written statement furnished or submitted to Bank taken together with all such reports, certificates, and written statements furnished or submitted to Bank contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in such reports, certificates, or statements not misleading in light of the circumstances in which they were made, it being recognized by Bank that the projections and forecasts provided by a Loan Party in good faith and based upon reasonable assumptions are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results.
6.    AFFIRMATIVE COVENANTS.
Each Loan Party covenants that, until payment in full of all outstanding Obligations (other than inchoate indemnity obligations), and for so long as Bank may have any commitment to make a Credit Extension hereunder, each Loan Party shall do all of the following:
6.1    Good Standing and Government Compliance. Each Loan Party shall maintain its and each of its Subsidiaries’ organizational existence and good standing in their respective states of formation, shall maintain qualification and good standing in each other jurisdiction in which the failure to so qualify would reasonably be expected to have a Material Adverse Effect, and shall furnish to Bank the organizational identification number issued to such Loan Party by the authorities of the state in which such Loan Party is organized, if applicable. Each Loan Party shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. Each Loan Party shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, and shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements, the loss of which or failure to comply with which would reasonably be expected to have a Material Adverse Effect.
6.2    Financial Statements, Reports, Certificates; Collateral Audits.
(a)    Borrower shall deliver to Bank: (i) as soon as available, but in any event within 30 days after the end of each calendar month, a company-prepared consolidated and consolidating balance sheet, income statement, and statement of cash flows covering Ultimate Parent and the other Loan Parties’ operations during such period, prepared in accordance with GAAP (subject to the absence of footnotes and immaterial year-end adjustments), consistently applied, in a form reasonably acceptable to Bank and certified by a Responsible Officer; (ii) as soon as available, but in any event within 180 days after the end of each of Ultimate Parent’s fiscal years, audited (or such other level of review as Ultimate Parent’s board of directors requires) consolidated and consolidating financial statements of Ultimate Parent and the other Loan Parties prepared in accordance with GAAP, consistently applied, together with, if audited, an unqualified opinion (other than with respect to, or resulting from, (A) an upcoming maturity date of any Indebtedness occurring within one year from the time such opinion is delivered or (B) any actual
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failure to satisfy a financial maintenance covenant on a future date or in a future period) on such financial statements from an independent certified public accounting firm reasonably acceptable to Bank; (iii) as soon as available, but not later than the earlier of (A) 60 days after the end of the prior fiscal year or (B) 10 days after board of directors approval, an annual budget for each fiscal year of Ultimate Parent (which shall include a balance sheet, income statement, and statement of cash flows for each calendar month) approved by Ultimate Parent’s board of directors; (iv) if applicable, copies of all statements, reports and notices sent or made available generally by Borrower to its security holders or to any holders of Subordinated Indebtedness or Subordinated Debt and all reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission; (v) with effect on and from the Closing Date, all documents and notifications provided by the Ultimate Parent to ASX for public release promptly following their release to the market via ASX; (vi) promptly upon receipt of notice thereof, a report of any legal actions pending or threatened against any Loan Party or any Subsidiary that could reasonably be expected to result in damages or costs to such Loan Party or such Subsidiary of $1,000,000 or more; (vii) promptly upon receipt, each management letter prepared by a Loan Party’s independent certified public accounting firm regarding a Loan Party’s management control systems; (viii) such budgets, sales projections, operating plans or other financial information as Bank may reasonably request from time to time; and (ix) within 30 days of the last day of each fiscal quarter, a report signed by Borrower, in form reasonably acceptable to Bank, listing any applications or registrations that any Loan Party has made or filed in respect of any Copyrights, Patents, or Trademarks with the USPTO, USCO, IPA or UKIPO and the status of any outstanding applications or registrations, as well as any material change in such Borrower’s Intellectual Property Collateral, including but not limited to any subsequent ownership right of such Loan Party in or to any Copyrights, Patents, or Trademarks not specified in Exhibits A, B and C of any Intellectual Property Collateral security agreement delivered to Bank by such Loan Party in connection with this Agreement.
(b)    Within 30 days after the last day of each month, Borrower shall deliver to Bank (i) a Borrowing Base Certificate calculated as of the last day of the applicable month and signed by a Responsible Officer in substantially the form of Exhibit D hereto, (ii) a Compliance Certificate certified as of the last day of the applicable month and signed by a Responsible Officer in substantially the form of Exhibit E hereto, and (iii) account statements prepared as of the last day of such month for all of Loan Parties’ deposit and investment accounts held outside Bank.
(c)    Within 30 days after the last day of each month, Borrower shall deliver to Bank (i) detailed aged listings by invoice date of accounts receivable and accounts payable, (ii) a recurring revenue report, (iii) a churn report, and (iv) a report setting forth all of Loan Parties’ customers that are designated as a Reference Cohort (as defined in the Subordinated Loan Documents) and all of Loan Parties’ customers that are not designated as a Reference Cohort, together with the Revenue received from each such customer, in each case, in a form reasonably acceptable to Bank and certified by a Responsible Officer.
(d)    As soon as possible and in any event within three Business Days after any Loan Party becoming aware of the occurrence or existence of an Event of Default hereunder, Borrower shall deliver to Bank a written statement of a Responsible Officer setting forth details of the Event of Default and the action that Loan Parties have taken or propose to take with respect thereto.
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(e)    Bank (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Borrower’s usual business hours but no more than once a year (unless an Event of Default has occurred and is continuing), to inspect Loan Parties’ Books and to make copies thereof and to check, test, inspect, audit and appraise the Collateral at Borrower’s expense in order to verify Loan Parties’ financial condition or the amount of, condition of, or any other matter relating to the Collateral.
Loan Parties may deliver to Bank on an electronic basis any certificates, reports, requests, or information required pursuant to this Section 6.2, and Bank shall be entitled to rely on the information contained in the electronic files, provided that Bank in good faith believes that the files were delivered by, or on behalf of, a Responsible Officer. Loan Parties shall include a submission date on any certificates, statements, and reports to be delivered electronically.
Any submission by a Loan Party of a Compliance Certificate, Borrowing Base Certificate, or other financial statement pursuant to this Section 6.2 or otherwise submitted to Bank shall be deemed to be a representation by each Loan Party that (w) as of the date of such Compliance Certificate, Borrowing Base Certificate, financial statement, or request, the information and calculations set forth therein are true, accurate and correct; (x) as of the end of the compliance period set forth in such submission, Loan Parties are in complete compliance with all required covenants except as noted in such Compliance Certificate, Borrowing Base Certificate, or financial statement, as applicable; (y) as of the date of such submission, no Event of Default has occurred and is continuing; and (z) all representations and warranties, other than any representations or warranties that are made as of a specific date in Article 5, remain true and correct in all material respects as of the date of such submission except as noted in such Compliance Certificate, Borrowing Base Certificate, financial statement, or request, as applicable.
6.3    Inventory and Equipment; Returns. Each Loan Party shall keep all Inventory and Equipment in good and merchantable condition, free from all material defects except for Inventory and Equipment (a) sold in the ordinary course of business and (b) for which adequate reserves have been made, in all cases in the United States, England and Wales or the Commonwealth of Australia. Returns and allowances, if any, as between any Loan Party and its account debtors shall be on the same basis and in accordance with the usual customary practices of such Loan Party as they exist on the Closing Date. Each Loan Party shall promptly notify Bank of all returns and recoveries and of all disputes and claims involving inventory having a book value of more than $1,000,000.
6.4    Taxes. Each Loan Party shall make, and cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, including, but not limited to, those laws concerning income taxes, F.I.C.A., F.U.T.A., and state disability, and will execute and deliver to Bank, on demand, proof satisfactory to Bank indicating that such Loan Party or a Subsidiary has made such payments or deposits and any appropriate certificates attesting to the payment or deposit thereof; provided that such Loan Party or Subsidiary need not make any payment (a) if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by such Loan Party or such Subsidiary or (b) if such taxes do not, individually or in the aggregate, exceed $1,000,000.
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6.5    Insurance. Each Loan Party, at its expense, shall (a) keep the Collateral insured against loss or damage, and (b) maintain liability and other insurance, in each case as ordinarily insured against by other owners in businesses similar to Loan Parties’ business. All such policies of insurance shall be in such form, with such companies, and in such amounts as reasonably satisfactory to Bank. All policies of property insurance shall contain a lender’s loss payable endorsement, in a form satisfactory to Bank, showing Bank as lender’s loss payee. All liability insurance policies shall show, or have endorsements showing, Bank as an additional insured. Any such insurance policies shall specify that the insurer must give at least 20 days’ notice to Bank before canceling its policy for any reason. Within 30 days of the Closing Date, each Loan Party shall cause to be furnished to Bank a copy of its policies of insurance including any endorsements covering Bank or showing Bank as an additional insured. Upon Bank’s request, each Loan Party shall deliver to Bank certified copies of the policies of insurance and evidence of all premium payments. Proceeds payable under any casualty policy will, at Loan Parties’ option, be payable to Loan Parties to replace the property subject to the claim; provided that any such replacement property shall be deemed Collateral in which Bank has been granted a first-priority security interest; provided further that, if an Event of Default has occurred and is continuing, all proceeds payable under any such policy shall, at Bank’s option, be payable to Bank to be applied on account of the Obligations.
6.6    Primary Depository. Each Loan Party shall maintain, and shall cause each of its Subsidiaries to maintain, all of its and their depository and operating accounts with Bank and all of its and their investment accounts with Bank or Bank’s affiliates. Notwithstanding the foregoing, (a) Loan Parties may maintain Cash and investments in an aggregate amount not exceeding the Outside Cash Allowance in one or more accounts outside of Bank so long as such accounts are subject to an account control agreement, in form and substance satisfactory to Bank, (b) Loan Parties may receive and maintain B2B cash receipts in one or more accounts outside of Bank so long as such accounts are subject to an account control agreement, in form and substance satisfactory to Bank, and any cash receipts held in such accounts are swept to accounts maintained at Bank at least once per month (“B2B Accounts”), and (c) Cash of (i) the Existing Non-U.S. Subsidiaries will instead be governed by Section 7.13, (ii) the Australian Subsidiaries and UK Subsidiaries will instead be governed by Section 7.14, and (iii) the Existing U.S. Subsidiaries will instead be governed by Section 7.15. Prior to any Loan Party maintaining any investment accounts with Bank’s affiliates, such Loan Party, Bank, and any such affiliate shall have entered into a securities account control agreement with respect to any such investment accounts, in form and substance satisfactory to Bank.
6.7    Financial Covenants. Loan Parties shall maintain the financial covenants in Section 6.7 below at all times.
(a)    Minimum Cumulative Revenue. Measured monthly as of the last day of each month and calculated on a cumulative basis beginning as of January 1, 2026, Loan Parties shall achieve consolidated Revenue of at least the amounts shown in the table immediately below for the corresponding measurement periods. For subsequent periods, Bank and Loan Parties hereby agree that Bank may use the board-approved annual budget provided in accordance with Section 6.2(a)(iii) above to establish the monthly minimum cumulative Revenue amounts for such periods. Such amounts shall be incorporated herein by an amendment, which Loan Parties hereby agree to execute by February 28 of the applicable year.
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Measurement Period Ending	Minimum Cumulative Revenue (Pre-Qoria Acquisition)	Minimum Cumulative Revenue (Post-Qoria Acquisition)
January 31, 2026	$19,882,716	N/A
February 28, 2026	$35,973,091	N/A
March 31, 2026	$52,931,247	N/A
April 30, 2026	$69,778,730	N/A
May 31, 2026	$86,983,882	N/A
June 30, 2026	$104,051,337	N/A
July 31, 2026	$121,468,767	$164,897,250
August 31, 2026	$138,967,913	$189,281,250
September 30, 2026	N/A	$213,582,750
October 31, 2026	N/A	$238,291,500
November 30, 2026	N/A	$262,956,250
December 31, 2026	N/A	$288,049,000
(b)    Minimum Cumulative Adjusted EBITDA. Measured monthly as of the last day of each month and calculated on a cumulative basis beginning as of January 1, 2026, Loan Parties shall achieve consolidated Adjusted EBITDA of at least the amounts shown in the table immediately below for the corresponding measurement periods. Such amounts shall be incorporated herein by an amendment, which Loan Parties hereby agree to execute promptly following Bank’s request. For subsequent periods, Bank and Loan Parties hereby agree that Bank may use the board-approved annual budget provided in accordance with Section 6.2(a)(iii) above to establish the monthly minimum cumulative Adjusted EBITDA amounts for such periods, acting in good faith after discussions with Borrower. Such amounts shall be incorporated herein by an amendment, which Loan Parties hereby agree to execute by February 28 of the applicable year.

Measurement Period Ending	Minimum Cumulative Adjusted EBITDA (Pre-Qoria Acquisition)	Minimum Cumulative Adjusted EBITDA (Post-Qoria Acquisition)
January 31, 2026	($6,192,083)	N/A
February 28, 2026	($14,534,274)	N/A
March 31, 2026	($20,896,044)	N/A
April 30, 2026	($26,684,623)	N/A
May 31, 2026	($31,778,846)	N/A
June 30, 2026	($36,293,386)	N/A
July 31, 2026	($40,822,257)	($51,032,000)
August 31, 2026	($40,834,759)	($52,184,000)
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September 30, 2026	N/A	($54,651,000)
October 31, 2026	N/A	($57,723,000)
November 30, 2026	N/A	($61,498,000)
December 31, 2026	N/A	($65,286,000)
6.8    Registration of Intellectual Property Rights.
(a)    Each Loan Party shall execute and deliver such additional instruments and documents from time to time as Bank shall reasonably request to perfect and maintain the perfection and priority of Bank’s security interest in the Copyrights, Patents and Trademarks included in the Intellectual Property Collateral owned by such Loan Party; provided, that, notwithstanding anything to the contrary herein, no security documents or perfection under any law other than U.S., Australian or UK law (or with respect to any new Subsidiary joined to this Agreement as a co-borrower or secured guarantor with respect to the Obligations in accordance with Section 6.10 hereof following the Closing Date, the law of the jurisdiction of formation of such new Subsidiary) shall be required for any Intellectual Property Collateral constituting Copyrights, Patents and Trademarks.
(b)    Each Loan Party shall (i) use commercially reasonable efforts to protect, defend and maintain the validity and enforceability of its trade secrets, Copyrights, Patents, and Trademarks, (ii) use commercially reasonable efforts to detect infringements of the Copyrights, Patents, and Trademarks and promptly advise Bank in writing of material infringements detected and (iii) not allow any of its material Copyrights, Patents, or Trademarks to be abandoned, forfeited or dedicated to the public, excluding Permitted Transfers under clause (k) of the definition thereof, without the written consent of Bank, which shall not be unreasonably withheld.
(c)    Bank shall have the right, but not the obligation, to take, at such Loan Party’s sole expense, any actions that such Loan Party is required under this Section 6.8 to take but which such Loan Party fails to take, after 15 days’ written notice to Borrower. Such Loan Party shall reimburse and indemnify Bank for all reasonable documented costs and reasonable documented expenses incurred in the reasonable exercise of its rights under this Section 6.8.
6.9    Consent of Inbound Licensors. Prior to any Loan Party entering into or becoming bound by any material inbound license or similar material agreement, such Loan Party shall (a) provide written notice to Bank of the material terms of such license or agreement with a description of its likely impact on Loan Parties’ business or financial condition, and (b) in good faith use commercially reasonable efforts to obtain the consent of, or waiver by, any Person whose consent or waiver is necessary for such Loan Party’s interest in such licenses or contract rights to be deemed Collateral and for Bank to have a security interest in it that might otherwise be restricted by the terms of the applicable license or agreement, whether now existing or entered into in the future, provided, however, that the failure to obtain any such consent or waiver shall not constitute a default under this Agreement.
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6.10    Subsidiaries.
(a)    Creation/Acquisition of Subsidiaries. In the event that a Loan Party or any Subsidiary of a Loan Party creates or acquires any Subsidiary (other than an Excluded Subsidiary, Australian Subsidiary or UK Subsidiary) or any Subsidiary ceases to be an Excluded Subsidiary, such Loan Party or Subsidiary shall promptly notify Bank of such creation or acquisition, and such Loan Party or Subsidiary shall, within sixty (60) days following such creation or acquisition (or such later date as Bank may agree in writing in its sole discretion), take all actions reasonably requested by Bank to achieve any of the following with respect to such “New Subsidiary” (defined as a Subsidiary (other than an Excluded Subsidiary, Australian Subsidiary or UK Subsidiary) formed or acquired during the term of this Agreement or any Subsidiary that ceases to be an Excluded Subsidiary, Australian Subsidiary or UK Subsidiary): (i) to cause such New Subsidiary to become either a co-borrower hereunder or a secured guarantor with respect to the Obligations; and (ii) to grant and pledge to Bank a perfected security interest in 100% of the Shares held by such Loan Party or Subsidiary in any such New Subsidiary.
(b)    Existing Non-U.S. Subsidiaries. The Existing Non-U.S. Subsidiaries are not required, on the Closing Date, to become secured guarantors with respect to the Obligations or to enter into any pledge agreements, security agreements, or other documents governed by the laws of any jurisdiction outside the United States with respect to such Existing Non-U.S. Subsidiary or to take any action outside of the United States to perfect a security interest in the capital stock of such Existing Non-U.S. Subsidiary, but Bank may, following the occurrence and during the continuance of an Event of Default, require such actions at any time after the Closing Date.
(c)    Existing U.S. Subsidiaries. Within 60 days of the Closing Date (or such later date as may be agreed to by Bank) (the “U.S. Joinder Date”), Borrower shall cause each of the Existing U.S. Subsidiaries to (w) to cause such Existing U.S. Subsidiary to become a secured guarantor with respect to the Obligations; (x) to grant and pledge to Bank a perfected security interest in 100% of the Shares held by such Loan Party or Subsidiary in any such Existing U.S. Subsidiary; and (y) to grant and pledge to Bank a perfected security interest in 100% of the assets held by such Existing U.S. Subsidiary. In furtherance of the aforementioned, on or prior to the U.S. Joinder Date, Borrower shall cause each of the Existing U.S. Subsidiaries to deliver and complete each of the following requirements:
(i)    a joinder agreement, duly executed by each of the Existing U.S. Subsidiaries and other parties thereto;
(ii)    an officer’s certificate of each Existing U.S. Subsidiary with respect to incumbency and resolutions authorizing the execution and delivery of the joinder;
(iii)    a financing statement (Form UCC-1) for each Existing U.S. Subsidiary;
(iv)    an Intellectual Property Collateral security agreement, duly executed by each Existing U.S. Subsidiary;
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(v)    a Borrower Information Certificate for each Existing U.S. Subsidiary; and
(vi)    such other documents or certificates, and completion of such other matters, as Bank may reasonably request.
(d)    Australian Subsidiaries. Within 90 days of the Closing Date (or such later date as may be agreed to by Bank) (the “Australia/UK Joinder Date”), Borrower shall cause each of the Australian Subsidiaries to (w) become a secured guarantor with respect to the Obligations; (x) grant and pledge to Bank a perfected first-ranking security interest in 100% of the Shares held by such Subsidiary in each of the Australian Subsidiaries; and (y) grant and pledge to Bank a perfected first-ranking security interest in 100% of the assets held by each of the Australian Subsidiaries enforceable under the laws of Australia. In furtherance of the aforementioned, on or prior to the Australia/UK Joinder Date, Borrower shall cause each of the Australian Subsidiaries to deliver and complete each of the following requirements:
(i)    a joinder agreement, duly executed by each of the Australian Subsidiaries and other parties thereto;
(ii)    a general security agreement over all of the assets of each Australian Subsidiary (including over any shares or units it owns in any other Australian Subsidiary), duly executed by each of the Australian Subsidiaries and enforceable under the laws of Australia;
(iii)    evidence that each Australian Subsidiary has completed the whitewash procedure set out in section 260B of the Australian Corporations Act in respect of its entry into and performance of obligations under each of the Loan Documents referred to above;
(iv)    a verification certificate signed by a director of each Australian Subsidiary attaching: (A) its certificate of incorporation; (B) its constitutional documents; (C) extracts of minutes of a meeting of its board of directors authorising the entry into the Loan Documents to which it is, or will be, a party and appointing Authorised Officers for the purposes of the Loan Documents; (D) a list of its Authorised Officers together with specimen signatures, and containing statements as to solvency and no breach or contravention of Chapter 2E or Chapter 2J.3 of the Australian Corporations Act;
(v)    a legal opinion from Bank’s Australian counsel;
(vi)    any title documents (including share certificates and blank share transfer forms) which are required to be delivered to Bank under the general security agreement referred to above, together with a certified copy of the share register of each Australian Subsidiary;
(vii)    evidence that the constitution of each Australian Subsidiary has been amended or prepared to ensure that the directors may not refuse to register any transfer of shares in the Australian Subsidiary which is executed in consequence of the enforcement of the general security agreement referred to above; and
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(viii)    such other documents or certificates, and completion of such other matters, as Bank may reasonably request.
(e)    UK Subsidiaries. On or prior to the Australia/UK Joinder Date, Borrower shall cause each of the UK Subsidiaries to (w) become a secured guarantor with respect to the Obligations; (x) grant and pledge to Bank a first-ranking security interest in 100% of the Shares held by such Loan Party or Subsidiary in each of the UK Subsidiaries; and (y) to grant and pledge to Bank a first-ranking security interest in 100% of the assets held by each of the UK Subsidiaries and enforceable under the laws of England and Wales. In furtherance of the aforementioned, on or prior to the Australia/UK Joinder Date, Borrower shall cause each of the UK Subsidiaries to deliver and complete each of the following requirements:
(i)    a joinder agreement, duly executed by each of the UK Subsidiaries and other parties thereto;
(ii)    a debenture over all of the assets of each UK Subsidiary, duly executed by each of the UK Subsidiaries and enforceable under the laws of England and Wales;
(iii)    a charge over 100% of the Shares held by Topco Oasis in Bidco Oasis, duly executed by Topco Oasis and enforceable under the laws of England and Wales;
(iv)    a director’s certificate signed by a director of each UK Subsidiary (A) attaching: (1) its certificate of incorporation and articles of association; (2) its PSC Information; (3) resolutions of its board of directors authorising the entry into the Loan Documents to which it is, or will be, a party; (4) resolutions of its shareholder(s) authorising the entry into the Loan Documents to which it is, or will be, a party; (5) a specimen of the signature of each person authorised by the board resolutions referred to in paragraph (ii) above; (B) confirming that guaranteeing or securing, as appropriate, the Obligations would not cause any guaranteeing, securing or similar limit binding on it to be exceeded; and (C) certifying that each copy document relating to it and delivered by or on its behalf to Bank is correct, complete and in full force and effect as at the date of such certificate;
(v)    a capacity legal opinion from Bank’s counsel in England and Wales and an enforceability legal opinion from Bank’s counsel in England and Wales, in each case addressed to Bank;
(vi)    any title documents (including share certificates and blank share transfer forms), notices, and/or other documents which are required to be delivered to Bank or any third party under the debenture or share charge referred to above;
(vii)    any filings, stampings, registrations, notarisations, endorsements, translations and/or notifications which are necessary for the validity, enforceability and/or perfection of the debenture and share charge referred to above; and
(viii)    such other documents or certificates, and completion of such other matters, as Bank may reasonably request.
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(f)    Dissolution of Various Subsidiaries.
(i)    Borrower shall ensure that El Pty (A) maintains in the aggregate no more than $1,200,000 in assets at any time, and (B) conducts no material activities or operations. Within one year of the Closing Date (or such later date as may be agreed to by the Bank), Borrower shall (x) cause El Pty to legally dissolve and concurrently transfer all of its assets to Borrower and (y) deliver to Bank evidence reasonably satisfactory to Bank of that dissolution and transfer.
(ii)    Borrower shall ensure that Net Ref Education (A) maintains in the aggregate no more than $6,000 in assets at any time, and (B) conducts no material activities or operations. Within one year of the Closing Date (or such later date as may be agreed to by the Bank), Borrower shall (x) cause Net Ref Education to legally dissolve and concurrently transfer all of its assets to Borrower and (y) deliver to Bank evidence reasonably satisfactory to Bank of that dissolution and transfer.
(iii)    Borrower shall ensure that Derby Tech (A) maintains in the aggregate no more than $175,000 in assets at any time, and (B) conducts no material activities or operations. Within one year of the Closing Date (or such later date as may be agreed to by the Bank), Borrower shall (x) cause Derby Tech to legally dissolve and concurrently transfer all of its assets to Borrower and (y) deliver to Bank evidence reasonably satisfactory to Bank of that dissolution and transfer.
(iv)    Borrower shall ensure that Ayra Group Private (A) maintains in the aggregate no more than $600,000 in assets at any time, and (B) conducts no material activities or operations. Within one year of the Closing Date (or such later date as may be agreed to by the Bank), Borrower shall (x) cause Ayra Group Private to legally dissolve and concurrently transfer all of its assets to Borrower and (y) deliver to Bank evidence reasonably satisfactory to Bank of that dissolution and transfer.
(v)    Borrower shall ensure that Octopus BI (A) maintains in the aggregate no more than $35,000 in assets at any time, and (B) conducts no material activities or operations. Within one year of the Closing Date (or such later date as may be agreed to by the Bank), Borrower shall (x) cause Octopus BI to legally dissolve and concurrently transfer all of its assets to Borrower and (y) deliver to Bank evidence reasonably satisfactory to Bank of that dissolution and transfer.
(vi)    Borrower shall ensure that Cyber Education (A) maintains in the aggregate no more than $900,000 in assets at any time, and (B) conducts no material activities or operations. Within one year of the Closing Date (or such later date as may be agreed to by the Bank), Borrower shall (x) cause Cyber Education to legally dissolve and concurrently transfer all of its assets to Borrower and (y) deliver to Bank evidence reasonably satisfactory to Bank of that dissolution and transfer.
(vii)    Borrower shall ensure that Oval (A) maintains in the aggregate no more than $6,000 in assets at any time, and (B) conducts no material activities or operations. Within one year of the Closing Date (or such later date as may be agreed to by the
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Bank), Borrower shall (x) cause Oval to legally dissolve and concurrently transfer all of its assets to Borrower and (y) deliver to Bank evidence reasonably satisfactory to Bank of that dissolution and transfer.
(viii)    Borrower shall ensure that Safeguard Software (A) maintains in the aggregate no more than $220,000 in assets at any time, and (B) conducts no material activities or operations. Within one year of the Closing Date (or such later date as may be agreed to by the Bank), Borrower shall (x) cause Safeguard Software to legally dissolve and concurrently transfer all of its assets to Borrower and (y) deliver to Bank evidence reasonably satisfactory to Bank of that dissolution and transfer.
6.11    Further Assurances. At any time and from time to time each Loan Party shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement.
6.12    Post-Closing Covenant. Within ten (10) Business Days after the Closing Date, Loan Parties shall deliver to Bank original share certificates evidencing Ultimate Parent’s ownership of all of the issued shares in the capital of Qoria and original blank share transfer forms in respect of the shares in Qoria.
7.    NEGATIVE COVENANTS.
Each Loan Party covenants and agrees that, until the outstanding Obligations (other than inchoate indemnity obligations) are paid in full or for so long as Bank has any commitment to make any Credit Extensions, no Loan Party will do any of the following without Bank’s prior written consent, which shall not be unreasonably withheld:
7.1    Dispositions. Convey, sell, lease, license, transfer, or otherwise dispose of (collectively, to “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, or move cash balances on deposit with Bank to accounts opened at another financial institution (other than accounts permitted by Section 6.6), other than Permitted Transfers.
7.2    Change in Name, Location, Executive Office, or Executive Management; Change in Business; Change in Fiscal Year; Change in Control. Change its name or the state of its formation or relocate its chief executive office without 30 days’ prior written notification to Bank; replace or suffer the departure of its chief executive officer or chief financial officer without delivering written notification to Bank within 10 days; fail to appoint an interim replacement (or identify a person or person(s) that will assume the responsibilities associated therewith) or fill a vacancy in the position of chief executive officer or chief financial officer for more than 60 consecutive days; take action to liquidate, wind up, or otherwise cease to conduct business in the ordinary course (other than as permitted by Section 7.3); engage in any business, or permit any of its Subsidiaries to engage in any business, other than as reasonably related or incidental to the businesses currently engaged in by Loan Parties; change its fiscal year end; convert to another form of incorporated or unincorporated business or entity; have a Change in Control; or Divide.
7.3    Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization (other than mergers or consolidations of a Subsidiary into a Loan Party), or acquire, or permit any of its
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Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, or a division, line of business, or business unit of another Person, in each case except (a) the Permitted Acquisition; (b) where each of the following conditions is applicable: (i) the consideration paid in connection with such transactions (including assumption of liabilities) does not in the aggregate exceed $1,000,000 during any fiscal year, (ii) no Event of Default has occurred, is continuing or would exist after giving effect to such transactions, (iii) such transactions do not result in a Change in Control, and (iv) Borrower is the surviving entity; or (c) where the Obligations (other than inchoate indemnity obligations) are repaid in full and this Agreement is terminated concurrently with the closing of any merger or consolidation of Borrower in which Borrower is not the surviving entity.
7.4    Indebtedness.
(a)    Create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness, or prepay any Indebtedness or take any actions which impose on a Loan Party an obligation to prepay any Indebtedness, except Indebtedness to Bank and Subordinated Indebtedness permitted to be paid pursuant to the Subordinated Secured Lender Subordination Agreement.
(b)    (i) Pay to Life360 all or any part of the Life360 Indebtedness by way of payment, prepayment, setoff, lawsuit or otherwise, (ii) create, incur, assume, grant or allow Life360 any Lien with respect to its property, or assign or otherwise convey any right to receive income, including the sale of any Accounts; or (iii) amend or modify the terms of the Life360 Convertible Note in any manner which might directly or indirectly (1) increase the principal amount of debt under the Life360 Convertible Note to an amount in excess of the Life360 Indebtedness; (2) increase the rate of interest with respect to the Life360 Indebtedness, (3) accelerate the maturity of or the payment of the principal or interest or any portion of the Life360 Indebtedness, (4) add any Loan Party or any Subsidiary as a co-maker or guarantor or impose on any Loan Party or any Subsidiary any obligation under the Life360 Convertible Note or with respect to the Life360 Indebtedness, (5) add any prohibition or limitation on the payment of the Obligations owed under this Agreement, (6) prohibit Ultimate Parent from making Investments in Loan Parties or its Subsidiaries, or (7) otherwise impair the security interest, Lien or other rights Bank has under this Agreement.
7.5    Encumbrances. Create, incur, assume or allow any Lien with respect to its property, or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries so to do, except, in each case, for Permitted Liens, or covenant to any other Person (other than (a) the licensors of in-licensed property with respect to such property, (b) the lessors of specific equipment or lenders financing specific equipment with respect to such leased or financed equipment, or (c) the Subordinated Secured Lender) that any Loan Party in the future will refrain from creating, incurring, assuming or allowing any Lien with respect to any of its property.
7.6    Distributions. Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock, except that (a) Parent or Borrower may (i) repurchase the stock of former employees or directors pursuant to stock repurchase agreements in an aggregate amount not to exceed $1,000,000 in any fiscal year, so long
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as an Event of Default does not exist prior to such repurchase or would not exist after giving effect to such repurchase, and (ii) repurchase the stock of current or former employees or directors pursuant to stock repurchase agreements by the cancellation of indebtedness owed by such current or former employees or directors to Borrower or Parent, (b) Parent may, for any taxable period for which Parent and/or any of its Subsidiaries is (or is disregarded, for U.S. federal income tax purposes, as separate from) a member of a consolidated, combined, affiliated, unitary or similar group (a “Tax Group”) of which a direct or indirect parent of Parent is the common parent or is disregarded, for U.S. federal income tax purposes, as separate from a corporate parent (a “Corporate Parent”), make cash distributions in an amount equal to the federal, state or local income or similar taxes of such Tax Group or Corporate Parent, that are attributable to the taxable income of Parent and its Subsidiaries, (c) any Loan Party or any Subsidiary (i) may make such payments payable solely in the form of common stock and (ii) may make distributions to enable any direct or indirect corporate parent of Borrower to pay fees and expenses (including franchise or similar taxes) necessary for the maintenance of its organizational existence in an aggregate amount not to exceed $250,000 in any fiscal year, (d) any Loan Party may make distributions to another Loan Party and (e) any Subsidiary that is not a Loan Party may make distributions to a Loan Party or another Subsidiary that is not a Loan Party.
7.7    Investments. Directly or indirectly acquire or own an Investment in, or make any Investment in or to, any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments, or, except as permitted by Section 6.6, maintain or invest any of its investment property with a Person other than Bank or permit any Subsidiary to do so unless such Person has entered into a control agreement with Bank, in form and substance satisfactory to Bank, or suffer or permit any Subsidiary to be a party to, or be bound by, an agreement that restricts such Subsidiary from paying dividends or otherwise distributing property to a Loan Party.
7.8    [Reserved].
7.9    Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of a Loan Party except for (a) transactions that are in the ordinary course of such Loan Party’s business, upon fair and reasonable terms that are no less favorable to such Loan Party than would be obtained in an arm’s-length transaction with a non-affiliated Person, (b) the sale of Borrower’s equity securities in bona fide transactions with Borrower’s existing investors that do not result in a Change in Control, (c) transactions among Loan Parties, and (d) transactions permitted pursuant to clauses (e) and (g) of the definition of “Permitted Indebtedness”, clauses (d) and (e) of the definition of “Permitted Investments”, and Section 7.6.
7.10    Subordinated Debt; Subordinated Indebtedness. Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt, or amend any provision affecting Bank’s rights contained in any documentation relating to the Subordinated Debt without Bank’s prior written consent. Make any payment in respect of the Subordinated Indebtedness, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of the Subordinated Secured Lender Subordination Agreement or amend any provision affecting Bank’s rights contained in any documentation relating to the Subordinated Indebtedness without Bank’s
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prior written consent except in compliance with the terms of the Subordinated Secured Lender Subordination Agreement.
7.11    Inventory and Equipment. (a) Store Inventory or tangible Equipment of a book value in excess of $2,000,000 with a bailee, warehouseman, collocation facility, or similar third party unless such third party has been notified of Bank’s security interest and Loan Parties have used commercially reasonable efforts to deliver to Bank a bailee waiver in favor of Bank, in form and substance satisfactory to Bank, duly executed by the applicable Loan Party and such third party; or (b) with respect to any leased or licensed real property, store tangible Collateral (excluding leasehold improvements) of a book value in excess of $2,000,000 unless the landlord has been notified of Bank’s security interest and Loan Parties have used commercially reasonable efforts to deliver to Bank a landlord waiver, in form and substance satisfactory to Bank, duly executed by the applicable Loan Party and such landlord.
7.12    No Investment Company; Margin Regulation. Become or be controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose.
7.13    Transfers to Existing Non-U.S. Subsidiaries; Cash at Existing Non-U.S. Subsidiaries.
(a)    Transfers to Swiss Subsidiary; Cash at Swiss Subsidiary. (i) Make any Investments in or Transfer any assets to the Swiss Subsidiary, except that Borrower may make such Investments or Transfers in an aggregate amount not exceeding $10,000,000 (or its equivalent in other currencies) per fiscal year to fund the Swiss Subsidiary’s operating expenses incurred in the ordinary course of business; or (ii) permit the Swiss Subsidiary to maintain cash in excess of $1,100,000 (or its equivalent in other currencies) at any time.
(b)    Transfers to Polish Subsidiary; Cash at Polish Subsidiary. (i) Make any Investments in or Transfer any assets to the Polish Subsidiary, except that Borrower may make such Investments or Transfers in an aggregate amount not exceeding $2,000,000 (or its equivalent in other currencies) per fiscal year to fund the Polish Subsidiary’s operating expenses incurred in the ordinary course of business; or (ii) permit the Polish Subsidiary to maintain cash in excess of $200,000 (or its equivalent in other currencies) at any time.
(c)    [Reserved].
(d)    [Reserved].
(e)    Transfers to New Zealand Subsidiary; Cash at New Zealand Subsidiary. (i) Make any Investments in or Transfer any assets to the New Zealand Subsidiary, except that Borrower may make such Investments or Transfers in an aggregate amount not exceeding $500,000 (or its equivalent in other currencies) per fiscal year to fund the New Zealand Subsidiary’s operating expenses incurred in the ordinary course of business; or (ii) permit the New Zealand Subsidiary to maintain cash in excess of $700,000 (or its equivalent in other currencies) at any time.
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(f)    Transfers to Sri Lankan Subsidiary; Cash at Sri Lankan Subsidiary. (i) Make any Investments in or Transfer any assets to the Sri Lankan Subsidiary, except that Borrower may make such Investments or Transfers in an aggregate amount not exceeding $1,600,000 (or its equivalent in other currencies) per fiscal year to fund the Sri Lankan Subsidiary’s operating expenses incurred in the ordinary course of business; or (ii) permit Sri Lankan Subsidiary to maintain cash in excess of $300,000 (or its equivalent in other currencies) at any time.
(g)    Transfers to Spanish Subsidiary; Cash at Spanish Subsidiary. (i) Make any Investments in or Transfer any assets to the Spanish Subsidiary, except that Borrower may make such Investments or Transfers in an aggregate amount not exceeding $1,000,000 (or its equivalent in other currencies) per fiscal year to fund the Spanish Subsidiary’s operating expenses incurred in the ordinary course of business; or (ii) permit the Spanish Subsidiary to maintain cash in excess of $1,800,000 (or its equivalent in other currencies) at any time.
7.14    Transfers and Cash with Australian Subsidiaries and UK Subsidiaries. On the Closing Date (for purposes of this Agreement, any Transfers or Investments by any Loan Party made on or after the Qoria Acquisition Date and prior to the Closing Date will be deemed to be made on the Closing Date, except for Investments or Transfers set forth on the Schedule) and at all times thereafter, no Loan Party will do any of the following without Bank’s prior written consent, which shall not be unreasonably withheld:
(a)    Transfers to Australian Subsidiaries; Cash at Australian Subsidiaries. (i) Make any Investments in or Transfer any assets to the Australian Subsidiaries, except that Borrower may make such Investments or Transfers in an aggregate amount not exceeding $20,000,000 (or its equivalent in other currencies) per fiscal year to fund the Australian Subsidiaries’ operating expenses incurred in the ordinary course of business; provided that Ultimate Parent shall be permitted to make an Investment in Qoria on the Closing Date (for purposes of this Agreement, Investments by Ultimate Parent in Qoria made prior to the Closing Date will be deemed to be made on the Closing Date, except for Investments set forth on the Schedule) in an amount not to exceed $50,000,000 from cash proceeds from the sale or issuance of Ultimate Parent’s equity securities, received on or immediately prior to the Closing Date, for the sole purpose of repaying the AshGrove Debt or (ii) permit the Australian Subsidiaries to maintain cash in excess of $4,000,000 (or its equivalent in other currencies) at any time.
(b)    Transfers to UK Subsidiaries; Cash at UK Subsidiaries. (i) Make any Investments in or Transfer any assets to the UK Subsidiaries, except that Borrower may make such Investments or Transfers in an aggregate amount not exceeding $5,000,000 (or its equivalent in other currencies) per fiscal year to fund the UK Subsidiaries’ operating expenses incurred in the ordinary course of business; or (ii) permit the UK Subsidiaries to maintain cash in excess of $3,000,000 (or its equivalent in other currencies) at any time.
7.15    Transfers and Cash with Existing U.S. Subsidiaries. On the Closing Date (for purposes of this Agreement, any Transfers or Investments by any Loan Party made on or after the Qoria Acquisition Date and prior to the Closing Date will be deemed to be made on the Closing Date) and at all times thereafter, no Loan Party will do any of the following without Bank’s prior written consent, which shall not be unreasonably withheld:
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(a)    Transfers to Existing U.S. Subsidiaries; Cash at Existing U.S. Subsidiaries. (i) Make any Investments in or Transfer any assets to the Existing U.S. Subsidiaries, except that Borrower may make such Investments or Transfers in an aggregate amount not exceeding $2,000,000 (or its equivalent in other currencies) per fiscal year to fund the Existing U.S. Subsidiaries’ operating expenses incurred in the ordinary course of business; or (ii) permit the Existing U.S. Subsidiaries to maintain cash in excess of $10,500,000 (or its equivalent in other currencies) at any time.
7.16    Merger Implementation Deed. Enter into any modification of the Merger Implementation Deed that materially amends or otherwise modifies the conditions precedent to the implementation of the Qoria Acquisition, in each case, in a manner that is prejudicial to Bank without Bank’s prior written consent, which shall not be unreasonably withheld.
8.    EVENTS OF DEFAULT.
Any one or more of the following events shall constitute an Event of Default under this Agreement:
8.1    Payment Default. If Borrower fails to pay (a) any of the Obligations constituting principal or interest when due (b) any other payment with respect to the Obligations (other than an amount referred to in the foregoing clause (a)) within three (3) Business Days after such payment is due;
8.2    Covenant Default.
(a)    If any Loan Party fails to perform any obligation under Sections 6.2 (financial reporting) (subject to clause (b) below), 6.4 (taxes), 6.5 (insurance), 6.6 (primary depository), or 6.7 (financial covenants) of this Agreement or violates any of the covenants contained in Article 7 of this Agreement;
(b)    If any Loan Party fails to perform any obligation in clauses (a)(i), (b), or (c) of Section 6.2 (financial reporting) and has failed to cure such default within 5 Business Days after the occurrence of such default, and within such cure period the failure to have cured such default shall not be deemed an Event of Default but no Credit Extensions will be made; or
(c)    If any Loan Party fails or neglects to perform or observe any other material term, provision, condition, or covenant contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between any Loan Party and Bank and as to any default under such other term, provision, condition, or covenant that can be cured, has failed to cure such default within 10 days after a Loan Party receives notice thereof or any officer of a Loan Party becomes aware thereof; provided, however, that, if the default cannot by its nature be cured within such 10-day period or cannot after diligent attempts by such Loan Party be cured within such 10-day period and such default is likely to be cured within a reasonable time, then such Loan Party shall have an additional reasonable period (which shall not in any case exceed 30 days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default but no Credit Extensions will be made;
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8.3    Material Adverse Effect. If there occurs any circumstance or any circumstances which would reasonably be expected to have a Material Adverse Effect;
8.4    Attachment. If any material portion of a Loan Party’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or Person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within 10 days, or if a Loan Party is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of a Loan Party’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any material portion of a Loan Party’s assets by the United States Government, the government of Australia or the United Kingdom, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within 10 days after a Loan Party receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by such Loan Party (provided, further, that no Credit Extensions will be made during such cure period);
8.5    Insolvency. If any Loan Party becomes insolvent, or if an Insolvency Proceeding is commenced by a Loan Party, or if an Insolvency Proceeding is commenced against a Loan Party and is not dismissed or stayed within 30 days (provided that no Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding);
8.6    Other Agreements. If (a) there is a default or other failure to perform in any agreement (including the Life360 Convertible Note) to which any Loan Party is a party with a third party or parties (i) resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness (including the Life360 Indebtedness) in an amount in excess of $1,000,000, or (ii) that would reasonably be expected to have a Material Adverse Effect, or (b) (i) a “Cancellation Event” or any other default or event of default (however designated and including the obligation to repay any obligations outside the ordinary course) occurs under the Subordinated Loan Documents, (ii) any default or event of default (however designated) occurs with respect to any Subordinated Debt and is not cured within any applicable cure period, or (iii) any default occurs under the Subordinated Secured Lender Subordination Agreement or any other subordination agreement entered into with respect to Subordinated Indebtedness.
8.7    Judgments. If a final, uninsured judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least $1,000,000 shall be rendered against any Loan Party and shall remain unsatisfied and unstayed for a period of 10 days (provided that no Credit Extensions will be made prior to the satisfaction or stay of the judgment);
8.8    Misrepresentations. If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any report, certificate or other writing delivered to Bank by any Responsible Officer pursuant to this Agreement or to induce Bank to enter into this Agreement or any other Loan Document; or
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9.    BANK’S RIGHTS AND REMEDIES.
9.1    Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by each Loan Party:
(a)    declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that, upon the occurrence of an Event of Default described in Section 8.5 (insolvency), all Obligations shall become immediately due and payable without any action by Bank);
(b)    demand that Borrower (i) deposit cash with Bank in an amount equal to the amount of any Letters of Credit remaining undrawn as collateral security for the repayment of any future drawings under such Letters of Credit, and (ii) pay in advance all Letter of Credit fees scheduled to be paid or payable over the remaining term of the Letters of Credit, and Borrower shall promptly deposit and pay such amounts;
(c)    cease advancing money or extending credit to or for the benefit of any Loan Party under this Agreement or under any other agreement between a Loan Party and Bank;
(d)    settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that Bank reasonably considers advisable;
(e)    make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral. Each Loan Party agrees to assemble the Collateral if Bank so requires and to make the Collateral available to Bank as Bank may designate. Each Loan Party authorizes Bank to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Bank’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any Loan Party’s owned premises, such Loan Party hereby grants Bank a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Bank’s rights or remedies provided herein, at law, in equity, or otherwise;
(f)    place a “hold” on any account maintained with Bank, decline to honor presentments (including but not limited to checks, wires, and ACH drafts) against any account at Bank, and/or deliver a notice of exclusive control, an entitlement order, or other directions or instructions pursuant to any control agreement or similar agreements providing control of any Collateral;
(g)    set off and apply to the Obligations any and all (i) balances and deposits of any Loan Party held by Bank, and (ii) indebtedness at any time owing to or for the credit or the account of any Loan Party held by Bank;
(h)    ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Bank is hereby granted a non-exclusive license or other right, solely pursuant to the provisions of this Section 9.1,
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to use, without charge, any Loan Party’s labels, Patents, Copyrights, rights of use of any name, trade secrets, trade names, Trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section 9.1, any Loan Party’s rights under all licenses and all franchise agreements shall inure to Bank’s benefit;
(i)    sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including any Loan Party’s premises) as Bank determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Bank deems appropriate. Bank may sell the Collateral without giving any warranties as to the Collateral. Bank may specifically disclaim any warranties of title or the like. This procedure will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral. If Bank sells any of the Collateral upon credit, Loan Parties will be credited only with payments actually made by the purchaser, received by Bank, and applied to the indebtedness of the purchaser. If the purchaser fails to pay for the Collateral, Bank may resell the Collateral and Loan Parties shall be credited with the proceeds of the sale;
(j)    credit bid and purchase Collateral at any public sale;
(k)    apply for the appointment of a receiver, trustee, liquidator or conservator of the Collateral, without notice and without regard to the adequacy of the security for the Obligations and without regard to the solvency of any Loan Party, any guarantor or any other Person liable for any of the Obligations; and
(l)    any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Loan Parties.
Bank may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral, and compliance will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral.
9.2    Power of Attorney. Effective only upon the occurrence and during the continuance of an Event of Default, each Loan Party hereby irrevocably appoints Bank (and any of Bank’s designated officers or employees) as such Loan Party’s true and lawful attorney to: (a) send requests for verification of Accounts or notify account debtors of Bank’s security interest in the Accounts; (b) endorse such Loan Party’s name on any checks or other forms of payment or security that may come into Bank’s possession; (c) sign such Loan Party’s name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) dispose of any Collateral; (e) make, settle, and adjust all claims under and decisions with respect to such Loan Party’s policies of insurance; (f) settle and adjust disputes and claims respecting Accounts directly with account debtors, for amounts and upon terms which Bank determines to be reasonable; and (g) file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral; provided that Bank may exercise such power of attorney to sign the name of a Loan Party on any of the documents described in clause (g) above regardless
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of whether an Event of Default has occurred. The appointment of Bank as such Loan Party’s attorney in fact, and each and every one of Bank’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations (other than inchoate indemnity obligations) have been fully repaid and performed and Bank’s obligation to provide advances hereunder is terminated.
9.3    Accounts Collection. At any time after the occurrence and during the continuation of an Event of Default, Bank may notify any Person owing funds to any Loan Party of Bank’s security interest in such funds and verify the amount of such Account. Each Loan Party shall collect all amounts owing to such Loan Party for Bank, receive in trust all payments as Bank’s trustee, and immediately deliver such payments to Bank in their original form as received from the account debtor, with proper endorsements for deposit.
9.4    Bank Expenses. If any Loan Party fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Bank may do any or all of the following after reasonable notice to Borrower: (a) make payment of the same or any part thereof; (b) set up such reserves under the Formula Revolving Line as Bank deems necessary to protect Bank from the exposure created by such failure; and/or (c) obtain and maintain insurance policies of the type discussed in Section 6.5 of this Agreement and take any action with respect to such policies as Bank deems prudent. Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be immediately due and payable, shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement.
9.5    Bank’s Liability for Collateral. Bank has no obligation to clean up or otherwise prepare the Collateral for sale. All risk of loss, damage or destruction of the Collateral shall be borne by Loan Parties.
9.6    No Obligation to Pursue Others. Bank has no obligation to attempt to satisfy the Obligations by collecting them from any other Person liable for them, and Bank may release, modify, or waive any collateral provided by any other Person to secure any of the Obligations, all without affecting Bank’s rights against any Loan Party. Each Loan Party waives any right it may have to require Bank to pursue any other Person for any of the Obligations.
9.7    Remedies Cumulative. Bank’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election, or acquiescence by it. No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given. Each Loan Party expressly agrees that this Section 9.7 may not be waived or modified by Bank by course of performance, conduct, estoppel, or otherwise.
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9.8    Demand; Protest. Except as otherwise provided in this Agreement, each Loan Party waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, and any other notices relating to the Obligations.
10.    NOTICES.
Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other reporting required pursuant to Section 6.2 of this Agreement, which shall be sent as directed in the monthly reporting forms provided by Bank) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or by electronic mail to Loan Parties or to Bank, as the case may be, at its address set forth below:

If to a Loan Party:	Aura Sub, LLC, on behalf of each Loan Party 250 Northern Avenue, Third Floor Boston, MA 02210 Attn: Brian DeCenzo Email: brian@aura.com with a copy to (which shall not constitute notice)
Paul, Weiss, Rifkind, Wharton & Garrison LLP
2029 Century Park E, Suite 2000
Los Angeles, CA 90067
Attn: Eric Wedel, Ben Steadman and Whitney
Greer
Email: ewedel@paulweiss.com;
bsteadman@paulweiss.com and
wgreer@paulweiss.com

If to Bank:	Banc of California 555 S. Mangum Street, Suite 1000 Durham, North Carolina 27701 Attn: Loan Operations Manager Email: loannotices@bancofcal.com

with a copy to:	Banc of California 555 S. Mangum Street, Suite 1000 Durham, North Carolina 27701 Attn: Jim Duncan Email: James.Duncan@bancofcal.com
The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.
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11.    CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.
This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to principles of conflicts of law (but including and giving effect to Sections 5-1401 and 5-1402 of the New York General Obligations Law). Jurisdiction shall lie in the State of New York. All disputes, controversies, claims, actions, and similar proceedings arising with respect to this Agreement or any related agreement or transaction shall be brought in the State of New York sitting in the City and County of New York and of the United States District Court of the Southern District of New York located in the City and County of New York, except as provided below with respect to arbitration of such matters. BANK AND EACH LOAN PARTY EACH ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED. EACH OF THEM, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL OF THEIR CHOICE, KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ANY RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY RELATED INSTRUMENT OR LOAN DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTION OF ANY OF THEM. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY BANK OR ANY LOAN PARTY, EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY EACH OF THEM. If the jury waiver set forth in this Article 11 is not enforceable, then any dispute, controversy, claim, action, or similar proceeding arising out of or relating to this Agreement, the Loan Documents or any of the transactions contemplated therein shall be settled by final and binding arbitration held in the City and County of New York in the State of New York in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association by one arbitrator appointed in accordance with those rules. The arbitrator shall apply New York law to the resolution of any dispute, without reference to rules of conflicts of law or rules of statutory arbitration. Judgment upon any award resulting from arbitration may be entered into and enforced by any state or federal court having jurisdiction thereof. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief or to compel arbitration in accordance with this Article 11. The costs and expenses of the arbitration, including without limitation the arbitrator’s fees, expert witness fees, and reasonable attorneys’ fees incurred by the parties to the arbitration, may be awarded to the prevailing party, in the discretion of the arbitrator, or may be apportioned between the parties in any manner deemed appropriate by the arbitrator. Unless and until the arbitrator decides that one party is to pay for all (or a share) of such costs and expenses, both parties shall share equally in the payment of the arbitrator’s fees as and when billed by the arbitrator.
12.    GENERAL PROVISIONS.
12.1    Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties and shall bind all Persons who become bound as a debtor to this Agreement; provided, however, that neither this Agreement nor any rights hereunder may be assigned by any Loan Party without Bank’s prior written consent, which consent may be granted or withheld in Bank’s sole discretion. Bank shall have the right without the consent of or notice to any Loan Party to sell, assign, transfer, negotiate, or grant
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participation in all or any part of, or any interest in, Bank’s obligations, rights, and benefits hereunder. Notwithstanding anything to the contrary contained herein, so long as no Event of Default has occurred, Bank shall not, without Borrower’s consent, assign any of its rights or benefits hereunder to any Person who (a) in the reasonable estimation of Bank is (i) a direct competitor of Borrower, whether as an operating company or direct or indirect parent with voting control over such operating company, or (ii) to a loan-to-own investor, vulture fund or distressed debt fund, (b) is a Person listed on Schedule 12.1 attached hereto or (c) who is not organized under the laws of the United States or any state thereof or the District of Columbia, or, that cannot provide a duly completed and executed IRS Form W-9 certifying that such Person is exempt from U.S. federal backup withholding.
12.2    Indemnification. Each Loan Party shall defend, indemnify, and hold harmless Bank and its officers, directors, employees, affiliates, advisors, and agents against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement; and (b) all losses or Bank Expenses in any way suffered, incurred, or paid by Bank, its officers, employees, and agents as a result of or in any way arising out of, following, or consequential to transactions between Bank and any Loan Party whether under this Agreement or otherwise (including without limitation reasonable attorneys’ fees and expenses), except for losses caused by Bank’s gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable order. This Section 12.2 shall not apply with respect to loss or expense as a result of taxes other than any taxes that represent losses arising from any non-tax claim.
12.3    Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.
12.4    Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.
12.5    Amendments in Writing, Integration. All amendments to or terminations of this Agreement or the other Loan Documents must be in writing. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the other Loan Documents, if any, are merged into this Agreement and the Loan Documents.
12.6    Counterparts; Electronic Transmission; Electronic Signatures. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Executed copies of this Agreement or the signature pages of this Agreement sent by facsimile or transmitted electronically in Portable Document Format or any similar format, or transmitted electronically by digital image, DocuSign, or other means of electronic transmission, shall be treated as originals, fully binding and with full legal force and effect, and the parties waive any rights they may have to object to such treatment. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement and/or any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include
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Electronic Signatures (as defined below), deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity, or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be. As used herein, “Electronic Signatures” means any electronic symbol or process attached to, or associated with, any contract or other record and adopted by a person with the intent to sign, authenticate, or accept such contract or record.
12.7    Survival. All covenants, representations, and warranties made in this Agreement shall continue in full force and effect so long as any Obligations (other than inchoate indemnity obligations) remain outstanding or so long as Bank has any obligation to make any Credit Extension to Borrower. The obligations of Loan Parties to indemnify Bank with respect to the expenses, damages, losses, costs, and liabilities described in Section 12.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.
12.8    Confidentiality and Publicity.
(a)    No Loan Party may, nor may permit any of its Affiliates to: (i) publish or disclose any materials containing Bank’s name, including in any press release or otherwise in connection with any advertising or marketing, without first obtaining Bank’s prior written consent, or (ii) use Bank’s name (or the name of any of its Affiliates) in connection with its operations or business.
(b)    In handling any confidential information, Bank shall exercise commercially reasonable efforts to maintain in confidence, in accordance with its customary procedures for handling confidential information, all written non-public information furnished to Bank on a confidential basis clearly identified at the time of delivery as such (“Confidential Information”) other than any such Confidential Information that becomes generally available to the public or becomes available to Bank from a source other than a Loan Party and that is not known to Bank to be subject to confidentiality obligations; provided that Bank and its Affiliates shall have the right to disclose Confidential Information to: (i) such Person’s Affiliates; (ii) such Person or such Person’s Affiliates’ lenders, funding sources, or financing sources; (iii) such Person’s or such Person’s Affiliates’ directors, officers, trustees, partners, members, managers, employees, agents, advisors, representatives, attorneys, equity owners, professional consultants, portfolio management services, and rating agencies; (iv) any successor or assign of Bank; (v) any Person to whom Bank offers to sell, assign, or transfer any Credit Extension or any part thereof or any interest or participation therein; (vi) any Person that provides statistical analysis and/or information services to Bank or its Affiliates; and (vii) any Person (A) to the extent required by it by law, (B) as may be required in connection with the examination, audit, or similar investigation of Bank, (C) in response to any subpoena or other legal process or informal investigative demand, (D) in connection with any litigation, or (E) in connection with the actual or potential exercise or enforcement of any right or remedy under any Loan Document. The obligations of Bank and its Affiliates under this Section 12.8 shall supersede and replace any other confidentiality obligations agreed to by Bank or its Affiliates.
12.9    E-Systems. Bank is hereby authorized by each Loan Party to establish procedures (and to amend such procedures from time to time) to facilitate administration and
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servicing of the Credit Extensions and other matters incidental thereto. Without limiting the generality of the foregoing, Bank is hereby authorized to establish procedures to make available or deliver, or to accept, notices, documents, and similar items, by posting to or submitting and/or completion, on E-Systems. Each Loan Party acknowledges and agrees that the use of transmissions via an E-System or electronic mail is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure, and abuse, and each Loan Party assumes and accepts such risks by hereby authorizing the transmission via E-Systems or electronic mail. All uses of an E-System shall be governed by and subject to, in addition to this Section 12.9, the separate terms and conditions posted or referenced in such E-System (or such terms and conditions as may be updated from time to time, including on such E-System) and related contractual obligations executed by any Loan Party in connection with the use of such E-System. ALL E-SYSTEMS AND ELECTRONIC TRANSMISSIONS SHALL BE PROVIDED “AS-IS” AND “AS AVAILABLE”. NO REPRESENTATION OR WARRANTY OF ANY KIND IS MADE BY BANK OR ANY OF ITS AFFILIATES IN CONNECTION WITH ANY E-SYSTEMS.
12.10    Effect of Amendment and Restatement. This Agreement is intended to and does completely amend and restate, without novation, the Original Agreement. All security interests granted by a Borrower under the Original Agreement are hereby confirmed and ratified and shall continue to secure all Obligations under this Agreement.
13.    GUARANTY.
13.1    For and in consideration of the Credit Extensions by Bank to Borrower hereunder, and acknowledging that Bank would not enter into this Agreement without the benefit of this guaranty, Guarantors hereby unconditionally and irrevocably guarantee the prompt and complete payment of all amounts that Borrower owes to Bank and performance by Borrower of this Agreement and the other Loan Documents in strict accordance with their respective terms. This guaranty is a continuing guaranty that covers, without limitation, new debts incurred by Borrower under the Loan Documents.
13.2    If Borrower does not pay any amount or perform its obligations in strict accordance with the Loan Documents, Guarantors shall immediately pay all amounts due thereunder (including, without limitation, all principal, interest and fees) and otherwise proceed to complete the same and satisfy all of Borrower’s obligations under the Loan Documents.
13.3    The obligations hereunder are joint and several, and the obligations hereunder are independent of the obligations of Borrower and any other Person or entity, and a separate action or actions may be brought and prosecuted against Guarantors whether action is brought against Borrower or whether Borrower be joined in any such action or actions. Guarantors waive the benefit of any statute of limitations affecting their liability hereunder, or the enforcement thereof, to the extent permitted by law. Guarantors’ liability under this guaranty is not conditioned or contingent upon the genuineness, validity, regularity or enforceability of the Loan Documents.
13.4    Guarantors authorize Bank, without notice or demand and without affecting their liability hereunder, from time to time to (a) renew, extend or otherwise change the terms of the Loan Documents or any part thereof; (b) take and hold security for the payment of this guaranty or the Loan Documents, and exchange, enforce, waive and release any such security; and (c) apply
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such security and direct the order or manner of sale thereof as Bank in its sole discretion may determine.
13.5    Guarantors waive any right to require Bank to (a) proceed against Borrower, any other guarantor or any other Person; (b) proceed against or exhaust any security held from Borrower; or (c) pursue any other remedy in Bank’s power whatsoever. Bank may, at its election, exercise or decline or fail to exercise any right or remedy each may have against Borrower or any security held by Bank, including without limitation the right to foreclose upon any such security by judicial or nonjudicial sale, without affecting or impairing in any way the liability of Guarantors hereunder. Guarantors waive any defense arising by reason of any disability or other defense of Borrower or by reason of the cessation from any cause whatsoever of the liability of Borrower. Guarantors waive any setoff, defense or counterclaim that Borrower may have against Bank. Guarantors waive any defense arising out of the absence, impairment or loss of any right of reimbursement or subrogation or any other rights against Borrower. Until all of the amounts that Borrower owes to Bank have been paid in full, Guarantors shall have no right of subrogation or reimbursement, contribution or other rights against Borrower, and Guarantors waive any right to enforce any remedy that Bank now has or may hereafter have against Borrower. Guarantors waive all presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonor and notices of acceptance of this guaranty and of the existence, creation or incurring of new or additional indebtedness. Guarantors assume the responsibility for being and keeping themselves informed of the financial condition of Borrower and of all other circumstances bearing upon the risk of nonpayment of any indebtedness or nonperformance of any obligation of Borrower, warrant to Bank that they will keep so informed, and agree that, absent a request for particular information by Guarantors, Bank shall have no duty to advise Guarantors of information known to Bank regarding such condition or any such circumstances. Guarantors waive any benefits that they have that permit a subordinating creditor to assert suretyship defenses or that give a subordinating creditor rights to require a senior creditor to marshal assets. Guarantors will not assert such a defense or right.
13.6    If Borrower becomes insolvent or is adjudicated bankrupt or files a petition for reorganization, arrangement, composition or similar relief under any present or future provision of the United States Bankruptcy Code, or if such a petition is filed against Borrower, and in any such proceeding some or all of any indebtedness or obligations under the Loan Documents are terminated or rejected or any obligation of Borrower is modified or abrogated, or if Borrower’s obligations are otherwise avoided for any reason, Guarantors agree that Guarantors’ liability hereunder shall not thereby be affected or modified and such liability shall continue in full force and effect as if no such action or proceeding had occurred. This guaranty shall continue to be effective or be reinstated, as the case may be, if any payment must be returned by Bank upon the insolvency, bankruptcy or reorganization of Borrower, a Guarantor or otherwise, as though such payment had not been made.
13.7    Any indebtedness of Borrower now or hereafter held by Guarantors is hereby subordinated to any indebtedness of Borrower to Bank; and such indebtedness of Borrower to Guarantors shall be collected, enforced and received by Guarantors as trustees for Bank and be paid over to Bank on account of the indebtedness of Borrower to Bank but without reducing or affecting in any manner the liability of Guarantors under the other provisions of this guaranty.
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13.8    Guarantors agree to pay all Bank Expenses which may be incurred by Bank in the enforcement of this guaranty. No terms or provisions of this guaranty may be changed, waived, revoked or amended except in compliance with Section 12.5. Should any provision of this guaranty be determined by a court of competent jurisdiction to be unenforceable, all of the other provisions shall remain effective. This guaranty, together with any agreements (including without limitation any security agreements or any pledge agreements) executed in connection with this guaranty, embodies the entire agreement among the parties hereto with respect to the matters set forth herein and supersedes all prior agreements among the parties with respect to the matters set forth herein. No course of prior dealing among the parties, no usage of trade, and no parol or extrinsic evidence of any nature shall be used to supplement, modify or vary any of the terms hereof. There are no conditions to the full effectiveness of this guaranty. Bank may assign this guaranty in accordance with Section 12.1 without in any way affecting Guarantors’ liability under it. This guaranty shall inure to the benefit of Bank and its successors and assigns. This guaranty is in addition to the guarantees of any other guarantors and any and all other guarantees of Borrower’s indebtedness or liabilities to Bank.
13.9    All payments made by Guarantors hereunder will be made free and clear of, and without deduction or withholding for, any present or future taxes (but excluding any tax (a) imposed on or measured by the net income or profits of Bank pursuant to the laws of the jurisdiction in which it is organized or the jurisdiction in which the principal office or applicable lending office of Bank is located or otherwise tax resident or any subdivision thereof or therein or (b) resulting from Bank’s failure to comply with Section 3.3) and all interest, penalties or similar liabilities with respect thereto. If any such taxes are so levied or imposed, Guarantors agree to pay the full amount of such taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this guaranty, after withholding or deduction for or on account of any taxes, will not be less than the amount provided for herein and in this Agreement.
[Signature Page Follows]
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

BORROWER:

AURA SUB, LLC

By:	/s/ Brian DeCenzo
Name: Brian DeCenzo
Title: Executive Vice President, Chief Financial
Officer and Treasurer

GUARANTORS:

AURA HOLDCO LLC

By:	/s/ Brian DeCenzo
Name: Brian DeCenzo
Title: Executive Vice President, Chief Financial
Officer and Treasurer

CIRCLE MEDIA LABS INC.

By:	/s/ Brian DeCenzo
Name: Brian DeCenzo
Title: Executive Vice President, Chief Financial
Officer and Treasurer

GET AURA LLC

By:	/s/ Brian DeCenzo
Name: Brian DeCenzo
Title: Executive Vice President, Chief Financial
Officer and Treasurer

AURA CONSOLIDATED GROUP, INC.

By:	/s/ Brian DeCenzo
Name: Brian DeCenzo
Title: President and Chief Financial Officer
Signature Page to Amended and Restated Loan and Security Agreement

BANK:

BANC OF CALIFORNIA

	By:	/s/ Peter Moon
Name: Peter Moon
Title: SVP
Signature Page to Amended and Restated Loan and Security Agreement

EXHIBIT A
DEFINITIONS
“Accounts” means all presently existing and hereafter arising accounts, contract rights, payment intangibles, and all other forms of obligations owing to a Loan Party arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by a Loan Party and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by a Loan Party and Loan Parties’ Books relating to any of the foregoing.
“Adjusted EBITDA” means, with respect to any fiscal period, an amount equal to earnings before the sum of (a) tax, plus (b) depreciation and amortization, plus (c) interest, plus (d) any non-Cash stock compensation expenses, plus (e) up to $20,000,000 of non-recurring restructuring or transaction-related expenses, plus (f) gains and losses related to mark to market adjustments associated with warrant liabilities and convertible debt (plus any losses and minus any gains), plus (g) the change in deferred revenue during the period (plus any increase and minus any decrease), and minus (h) any increase in net Capitalized Expenditures during the period.
“Advance Rate” means four (4); except that, if either (a) Loan Parties’ most recently calculated D2C Gross Retention Rate is less than 50% or (b) Loan Parties’ most recently calculated B2B Net Retention Rate is less than 100%, then Bank may set a different Advance Rate in Bank’s sole discretion exercised in good faith, including setting the Advance Rate at zero (0).
“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers, directors, and general partners.
“Ancillary Services” means any products or services requested by Borrower and approved by Bank under the Formula Revolving Line, including, without limitation, Automated Clearing House transactions, corporate credit card services, FX Contracts, Letters of Credit, or other treasury management services.
“Ancillary Services Sublimit” means a sublimit for Ancillary Services under the Formula Revolving Line not to exceed $2,500,000.
“AshGrove Debt” means the Indebtedness owed to AshGrove Capital Management Ltd., a company organized under the laws of the United Kingdom (“AshGrove”) pursuant to that Facilities Agreement, dated as of June 29, 2023, by and among Qoria, AshGrove and the other parties thereto.
“ASX” means the stock exchange operated by ASX Limited.
“Australian Corporations Act” means the Australian Corporations Act 2001 (Cth).
“Australian PPSA” means the Australian Personal Property Securities Act 2009 (Cth).

“Australian Subsidiaries” means each of Qoria, Qoria Holdings, Ayra, and Ayra International.
“Authorized Officer” means someone designated as such in the organizational resolutions provided by a Loan Party to Bank in which this Agreement and the transactions contemplated hereunder are authorized by such Loan Party’s governing body. If a Loan Party provides subsequent organizational resolutions to Bank after the Closing Date, the individual(s) designated as “Authorized Officer(s)” in the most recently provided resolutions shall be the only “Authorized Officers” for that Loan Party for purposes of this Agreement.
“Ayra” means Ayra Group Pty. Ltd., a company organized under the laws of Australia (with Australian Company Number (ACN 611 902 106)).
“Ayra Group Private” means Ayra Group Private Ltd, a company organized under the laws of Sri Lanka.
“Ayra International” means Ayra International Pty Ltd, a company organized under the laws of Australia (with Australian Company Number (ACN 636 312 153)).
“B2B Net Retention Rate” means the percentage of B2B Recurring Revenue retained in the most recent month for which monthly reporting has been provided in accordance with Section 6.2 (commencing with financial reporting for the month ending June 30, 2025 and each month thereafter) from the cohort of customers that transacted in the same month in the prior calendar year.
“B2B Recurring Revenue” means recognized recurring revenue (a) derived from those contracts with customers acquired via a partnership channel with a third-party referring partner organization and not obtained directly by a Loan Party, (b) that arise in the ordinary course of a Loan Party’s business, and (c) that comply with Loan Parties’ representations and warranties to Bank set forth in Section 5.3.
“Bank Expenses” means all reasonable and documented costs or expenses (including reasonable attorneys’ fees and expenses, whether generated by in-house counsel or by outside counsel) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; reasonable Collateral audit fees; and Bank’s reasonable attorneys’ fees and expenses (whether generated in-house or by outside counsel) incurred in amending, enforcing, or defending the Loan Documents (including fees and expenses of appeal), incurred before, during, and after an Insolvency Proceeding, whether or not suit is brought.
“Bidco Oasis” means Bidco Oasis Limited, a private limited company incorporated under the laws of England and Wales with company number 10901339 whose registered address is at 2nd Floor 2 Whitehall Quay, Leeds, United Kingdom, LS1 4HR.
“Borrowing Base” means an amount equal to (a) the Advance Rate multiplied by (b) Recurring Revenue for the most recent month, as determined with reference to the most recent Borrowing Base Certificate delivered by Borrower pursuant to Section 6.2(b) of this Agreement; provided that Bank may, in its reasonable credit judgment exercised in good faith, change the Advance Rate upon 10 days’ prior written notice to Borrower based on collateral audit results.

“Borrowing Base Certificate” means a borrowing base certificate, in substantially the form of Exhibit D attached hereto, executed by a Responsible Officer of Borrower.
“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of North Carolina are authorized or required to close.
“Capitalized Expenditures” means current period unfinanced cash expenditures that are capitalized and amortized over a period of time in accordance with GAAP, including but not limited to capitalized cash expenditures for capital equipment, capitalized manufacturing and labor costs as they relate to inventory, and capitalized cash expenditures for software development.
“Cash” means unrestricted cash and cash equivalents.
“Change in Control” means (a) a transaction (other than a bona fide equity financing or series of financings on terms and from investors reasonably acceptable to Bank) in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of Ultimate Parent ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the board of directors of Ultimate Parent, who did not have such power before such transaction or (b) Ultimate Parent ceasing to own and control, directly or indirectly, all of the economic and voting rights associated with all of the outstanding equity interests of each Loan Party.
“Closing Date” means the date of this Agreement.
“Code” means the New York Uniform Commercial Code as amended or supplemented from time to time.
“Collateral” means the property described on Exhibit B attached hereto and all Negotiable Collateral and Intellectual Property Collateral to the extent not described on Exhibit B, except to the extent any such property (a) is non-assignable by its terms without the consent of the licensor thereof or another party (but only to the extent such prohibition on transfer is enforceable under applicable law, including, without limitation, §25-9-406 and §25-9-408 of the Code), (b) is property for which the granting of a security interest therein is contrary to applicable law, provided that, upon the cessation of any such restriction or prohibition, such property shall automatically become part of the Collateral, (c) constitutes the capital stock of a controlled foreign corporation (as defined in the IRC), in excess of 65% of the voting power of all classes of capital stock of such controlled foreign corporations entitled to vote, if the grant of a security interest in such capital stock pursuant to this Agreement would result in material adverse “deemed dividend” tax consequences to a Loan Party due to the application of IRC §956, (d) is property (including any attachments, accessions, or replacements) that is subject to a Lien that is permitted pursuant to clause (c) of the definition of “Permitted Liens”, if the grant of a security interest with respect to such property pursuant to this Agreement would be prohibited by the agreement creating such Permitted Lien or would otherwise constitute a default thereunder, provided that such property will be deemed “Collateral” hereunder upon the termination and release of such Permitted Lien, or (e) is an intent-to-use trademark application at all times prior to the filing and acceptance of an

Amendment to Allege Use or a Statement of Use under Section 1(c) or 1(d) of the Lanham Act, 15 U.S.C. §1051, to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law. In the case of an Australian Subsidiary or UK Subsidiary, ‘Collateral’ means all of the assets of the Australian Subsidiary or UK Subsidiary (as applicable) which from time to time are the subject of the Liens created or expressed to be created in favour of Bank pursuant to the Loan Documents.
“Compliance Certificate” means a compliance certificate, in substantially the form of Exhibit E attached hereto, executed by a Responsible Officer of Borrower.
“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (a) any indebtedness, lease, dividend, letter of credit, or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made, or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (b) any obligations with respect to undrawn letters of credit, corporate credit cards, or merchant services issued for the account of that Person; and (c) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates, or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.
“Copyrights” means any and all copyright rights, copyright applications, copyright registrations, and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired, or held.
“Credit Extension” means each Formula Advance, or any other extension of credit, by Bank to or for the benefit of a Loan Party hereunder.
“Cyber Education” means Cyber Education Pty Ltd (f/k/a ySafe), a company organized under the laws of Australia (with Australian Company Number (ACN 623 595 102)).
“D2C Gross Retention Rate” means the percentage of D2C Recurring Revenue retained in the most recent month for which monthly reporting has been provided in accordance with Section 6.2 from the cohort of customers that transacted in the same month in the prior calendar year.
“D2C Recurring Revenue” means recognized recurring revenue (a) derived from those contracts with directly subscribing consumer customers, (b) that arise in the ordinary course of a Loan

Party’s business, and (c) that comply with Loan Parties’ representations and warranties to Bank set forth in Section 5.3.
“Derby Tech” means Derby Tech Inc, an Illinois, corporation.
“Digital Literacy” means Digital Literacy S.L.U., a company organized under the laws of Spain.
“Dissolved Entities” means El Pty, Net Ref Education, Derby Tech, Ayra Group Private, Octopus BI, Cyber Education, Oval, and Safeguard Software.
“Divide” means, with respect to any Person that is an entity, the dividing of such Person into two or more separate Persons, with the dividing Person either continuing or terminating its existence as part of such division, including as contemplated under Section 18-217 of the Delaware Limited Liability Company Act for limited liability companies formed under Delaware law, or any analogous action taken pursuant to any other statute with respect to any corporation, limited liability company, partnership, or other entity.
“El Pty” means El Pty Limited, a company organized under the laws of Australia (with Australian Company Number (ACN 169 499 807)).
“Ensco 1227” means Ensco 1227 Limited, a private limited company incorporated under the laws of England and Wales with company number 10687688 whose registered address is at 2nd Floor 2 Whitehall Quay, Leeds, United Kingdom, LS1 4HR.
“Equipment” means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts, and attachments in which any Loan Party has any interest.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.
“eSafe Global” means eSafe Global Limited (f/k/a eSafe Education Limited and eSafe Systems Limited), a private limited company incorporated under the laws of England and Wales with company number 06169753 whose registered address is at 2nd Floor 2 Whitehall Quay, Leeds, United Kingdom, LS1 4HR.
“E-System” means any electronic system approved by Bank, including any Internet or extranet-based site, whether such electronic system is owned, operated, or hosted by Bank, any of its Affiliates, or any other Person, providing for access to data protected by passcodes or other security system, or otherwise used to facilitate communication between Loan Parties and Bank with respect to the Loan Documents.
“Event of Default” has the meaning assigned in Article 8.
“Excluded Subsidiary” means (a) any Immaterial Subsidiary, (b) any Subsidiary that is a controlled foreign corporation (as defined in the IRC) whose provision of a guarantee would result in material adverse “deemed dividend” tax consequences to a Loan Party due to the application of IRC §956 and (c) any Subsidiary for which the guarantee of or the grant of Liens to secure the Obligations (i) is prohibited by any applicable contractual obligation existing on the Closing Date or on the date any such Subsidiary is acquired or organized (so long as such prohibition was not entered into in contemplation of such transaction) or (ii) is prohibited by any requirement of law or requires governmental consent, approval, license or authorization that has not been obtained despite Loan Parties’ and such Subsidiary’s commercially reasonable efforts to obtain such consent, approval, license or authorization.
“Existing Non-U.S. Subsidiaries” means, collectively, the Polish Subsidiary, the Swiss Subsidiary, the New Zealand Subsidiary, the Sri Lankan Subsidiary, and the Spanish Subsidiary.
“Existing U.S. Subsidiaries” means Family Zone, Qustodio and Smoothwall.
“Family Zone” means Family Zone Inc., a Delaware corporation.
“Foreign Exchange Reserve Percentage” means a percentage of reserves for FX Contracts as determined by Bank, in good faith from time to time.
“Formula Advance” or “Formula Advances” means a cash advance or cash advances under the Formula Revolving Line.
“Formula Revolving Line” means a Credit Extension of up to $100,000,000 (inclusive of any amounts reserved under the Ancillary Services Sublimit).
“Formula Revolving Maturity Date” means the earlier of (a) July 21, 2029 and (b) the date that is thirty-six (36) months from the Closing Date.
“FX Contracts” means contracts between Borrower and Bank for foreign exchange transactions.
“GAAP” means generally accepted accounting principles, consistently applied, as in effect from time to time in the United States.
“Immaterial Subsidiary” means each Subsidiary that, as of the last day of the fiscal month most recently ended for which Borrower has delivered financial statements pursuant to Section 6.2(a), (a) had net revenues for such month of less than 5.0% of the consolidated net revenues of Loan Parties and their Subsidiaries for such month, (b) had total assets during such month of less than 5.0% of the consolidated total assets of Loan Parties and their Subsidiaries for such month, (c) had, together with all other Immaterial Subsidiaries in the aggregate, net revenues for such month of less than 10.0% of the consolidated net revenues of Loan Parties and their Subsidiaries for such month and (d) had, together with all other Immaterial Subsidiaries in the aggregate, total assets during such month of less than 10.0% of the consolidated total assets of Loan Parties and their Subsidiaries for such month.
“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures, or similar instruments, (c) all capital lease obligations, and (d) all Contingent Obligations, including but not limited to any sublimit contained herein.

“Insolvency Proceeding” means, subject to Section 1.3, any proceeding commenced by or against any Person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.
“Institutional Investors” means institutional investors that regularly invest in venture-backed companies in the ordinary course of business and for which Bank has obtained information necessary to comply with Bank’s “Know Your Customer” and Bank Secrecy Act requirements.
“Intellectual Property Collateral” means all of each Loan Party’s right, title, and interest in and to the following:
(a)    Copyrights, Patents, and Trademarks;
(b)    any and all trade secrets and any and all intellectual property rights in computer software and computer software products now or hereafter existing, created, acquired, or held;
(c)    any and all design rights which may be available to a Loan Party now or hereafter existing, created, acquired, or held;
(d)    any and all claims for damages by way of past, present, and future infringement of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above;
(e)    all licenses or other rights to use any Copyrights, Patents, or Trademarks and all license fees and royalties arising from such use to the extent permitted by such license or rights;
(f)    all amendments, renewals, and extensions of any Copyrights, Patents, or Trademarks; and
(g)    all proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.
“Inventory” means all present and future inventory in which a Loan Party has any interest.
“Investment” means any beneficial ownership of (including stock, partnership or limited liability company interest or other securities) any Person, or any loan, advance, or capital contribution to any Person.
“IPA” means IP Australia (or any successor office).
“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Legal Reservations” means:
(a)    the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;
(b)    the time barring of claims under the Limitation Act 1980, the Foreign Limitation Periods Act 1984 or any other applicable limitation laws, the possibility that an undertaking to assume liability for, or indemnify a person against, non-payment of stamp duty may be void and the principle that claims may be subject to defences of set-off or counterclaim;
(c)    the principle that any additional interest imposed pursuant to any relevant agreement may be held to be irrecoverable on the grounds that it is a penalty;
(d)    the principle that an English court may not give effect to an indemnity for legal costs incurred by an unsuccessful litigant;
(e)    any procedural formalities and registration requirements, public policy limitations and/or mandatory rules in any applicable jurisdiction which limit, exclude or are required to be undertaken prior to the enforcement of an English judgment or otherwise which limit or exclude the choice of English law and jurisdiction;
(f)    the principle that any security expressed to be created by way of fixed charge may, as a matter of law, be characterised or take effect as a floating charge (in whole or in part);
(g)    any matters which are set out as qualifications or reservations as to matters of law in any legal opinion delivered pursuant to this Agreement; and
(h)    similar principles, rights and defences relating to matters of law under the laws of any relevant jurisdiction in relation to the matters described in paragraphs (a) to (g) above.
“Letter of Credit” means a commercial or standby letter of credit or similar undertaking issued by Bank (or any of its correspondent banks) at Borrower’s request.
“Letter of Credit Exposure” means, as of any date of determination, the sum, without duplication, of (a) the aggregate undrawn amount of all outstanding Letters of Credit and any obligations of Bank related to purchased participations or indemnity or reimbursement obligations with respect to Letters of Credit, plus (b) the aggregate unreimbursed amount of all drawn Letters of Credit until such amount becomes a Formula Advance under the terms of this Agreement.
“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest, or other encumbrance (but does not include any security interest arising under s12(3) of the Australian PPSA that does not, in substance, secure payment or performance of an obligation).
“Life360” means Life360, Inc., or its registered assigns.

“Life360 Convertible Note” means that certain Convertible Unsecured Note, dated March 12, 2025, issued by Ultimate Parent to Life360, in the aggregate principal amount of $25,000,000 (the “Life360 Indebtedness”).
“Linewize Limited” means Linewize Limited (f/k/a Rubicon Bidco Limited), a private limited company incorporated under the laws of England and Wales with company number 13444182 whose registered address is at 2nd Floor 2 Whitehall Quay, Leeds, United Kingdom, LS1 4HR.
“Loan Documents” means, collectively, this Agreement, the Success Fee Agreement, the Subordinated Secured Lender Subordination Agreement, any note or notes executed by Borrower, and any other document, instrument, or agreement entered into in connection with this Agreement, all as amended or extended from time to time.
“Loan Parties’ Books” means all of Loan Parties’ books and records including: ledgers; records concerning Loan Parties’ assets or liabilities, the Collateral, business operations, or financial condition; and all computer programs, or tape files, and the equipment, containing such information.
“Material Adverse Effect” means a material adverse effect on (a) the operations, business, or financial condition of Loan Parties and their Subsidiaries taken as a whole, (b) the ability of Loan Parties to repay the Obligations or otherwise perform its obligations under the Loan Documents, or (c) a Loan Party’s interest in, or the value, perfection, or priority of Bank’s security interest in, the Collateral.
“Net Ref Education” means Net Ref Education LLC, a Delaware limited liability company.
“Merger Implementation Deed” means the Merger Implementation Deed dated 2 February 2026, as amended by that certain Deed of Variation, dated 23 April 2026 between Ultimate Parent and Qoria.
“New Zealand Subsidiary” means Qoria NZ ltd (formerly Family Zone NZ Cyber Safety Ltd), a company organized under the laws of New Zealand.
“Non-U.S. Subsidiaries” means, collectively, the Existing Non-U.S. Subsidiaries and any other Subsidiary formed or acquired after the Closing Date that is not organized in the United States.
“Obligations” means all debt, principal, interest, Bank Expenses, and other amounts owed to Bank by any Loan Party pursuant to this Agreement or any other Loan Document, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from a Loan Party to others that Bank may have obtained by assignment or otherwise.
“Octopus BI” means Octopus BI, Inc., a Delaware corporation. “Original Agreement” has the meaning assigned in the Recitals. “Original Closing Date” means February 18, 2025.
“Outside Cash Allowance” means no more than (a) 20% of Loan Parties’ aggregate Cash, minus (b) Loan Parties’ aggregate cash held in B2B Accounts.

“Oval” means Oval (2304) Limited, a company organized under the laws of the United Kingdom.
“Patents” means all patents, patent applications, and like protections, including without limitation improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same.
“Periodic Payments” means all installments or similar recurring payments that Borrower may now or hereafter become obligated to pay to Bank pursuant to the terms and provisions of any Loan Document.
“Permitted Acquisition” means the Qoria Acquisition subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, each of the following items and completed each of the following requirements:
(a)    the closing of the Qoria Acquisition shall occur no later than August 20, 2026 (or such later date as Bank may agree in writing in its sole discretion);
(b)    signed copies of the final Qoria Acquisition Agreements (where applicable);
(c)    a certificate signed by a director of Ultimate Parent confirming that: (i) all conditions precedent to the implementation of the Qoria Acquisition under the Qoria Acquisition Agreements have been satisfied; (ii) no Qoria Acquisition Agreement has been rescinded or terminated; (iii) the Scheme of Arrangement has been approved by order of a court of competent jurisdiction under section 411(4)(b) of the Australian Corporations Act and the Scheme of Arrangement has become Effective (as that term is defined in the Implementation Deed); and (iv) implementation of the Scheme of Arrangement has occurred in accordance with the Qoria Acquisition Agreements and Ultimate Parent is the owner of all of the issued shares in the capital of Qoria;
(d)    a specific security agreement over all of the shares in Qoria, duly executed by Ultimate Parent;
(e)    a legal opinion with respect to the specific security agreement over all of the shares in Qoria;
(f)    copies of share certificates evidencing Ultimate Parent’s ownership of all of the issued shares in the capital of Qoria and copies of blank share transfer forms in respect of the shares in Qoria;
(g)    evidence that the constitution of Qoria has been amended or prepared to ensure that the directors may not refuse to register any transfer of shares in Qoria which is executed in consequence of the enforcement of the specific security agreement referred to above;
(h)    repayment in full of the Ashgrove Debt and evidence that (i) the only Indebtedness of each Australian Subsidiary and each UK Subsidiary is Permitted Indebtedness and (ii) the only Liens existing over any of the assets of, or shares in, each Australian Subsidiary and each UK Subsidiary are Permitted Liens;

(i)    final discharge of any Lien securing the Ashgrove Debt and any executed deed of release or other documentation that may be necessary to effect a final discharge, release, and (if applicable) deregistration on any public record of any Lien (other than a Permitted Lien) over any of the assets of, or shares in, each Australian Subsidiary and each UK Subsidiary;
(j)    evidence of Ultimate Parent’s receipt of at least $75,000,000 in cash proceeds from the sale or issuance of Ultimate Parent’s equity securities on terms and to investors reasonably acceptable to Bank;
(k)    the representations and warranties contained in Article 5 shall be true and correct in all material respects (provided, however, that those representations and warranties expressly referring to another date shall be true and correct in all material respects as of such date, and provided further that any representation or warranty that contains a materiality qualification therein shall be true and correct in all respects), and no Event of Default shall have occurred and be continuing or would exist after giving effect to the Qoria Acquisition; and
(l)    evidence of pro forma compliance with the financial covenants set forth in Section 6.7.
“Permitted Indebtedness” means:
(a)    Indebtedness of Loan Parties in favor of Bank arising under this Agreement or any other Loan Document;
(b)    Indebtedness existing on the Closing Date and disclosed in the Schedule;
(c)    Indebtedness not to exceed $1,000,000 in the aggregate at any time secured by a lien described in clause (c) of the defined term “Permitted Liens,” provided that such Indebtedness does not exceed at the time it is incurred the lesser of the cost or fair market value of the property financed with such Indebtedness;
(d)    the Subordinated Indebtedness;
(e)    Subordinated Debt;
(f)    Indebtedness to trade creditors incurred in the ordinary course of business;
(g)    Indebtedness among Loan Parties and their Subsidiaries permitted by clauses (d)(i), (d)(iii) and (d)(iv) of the definition of “Permitted Investments”;
(h)    Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;
(i)    Life360 Indebtedness;
(j)    other unsecured Indebtedness in an aggregate amount not to exceed $1,000,000 at any time outstanding; and

(k)    extensions, refinancings, and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified to impose more burdensome terms upon a Loan Party or its Subsidiary, as the case may be.
“Permitted Intracompany IP Transfers” means a Transfer of intellectual property:
(a)    from any Loan Party or any Subsidiary (including any Australian Subsidiary, UK Subsidiary, Existing U.S. Subsidiary, Dissolved Entity, or Existing Non-U.S. Subsidiary) to any Loan Party;
(b)    from any (i) Australian Subsidiary, (ii) Dissolved Entity, or (iii) Existing Non-U.S. Subsidiary to any Australian Subsidiary;
(c)    from any (i) UK Subsidiary, (ii) Dissolved Entity, or (iii) Existing Non-U.S. Subsidiary to any UK Subsidiary;
(d)    from any Existing Non-U.S. Subsidiary or Dissolved Entity to any Existing Non-U.S. Subsidiary or Existing U.S. Subsidiary; and
(e)    from any Dissolved Entity to any Dissolved Entity.
“Permitted Investments” means:
(a)    Investments existing on the Closing Date and disclosed in the Schedule;
(b)    (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any state thereof maturing within one year from the date of acquisition thereof, (ii) commercial paper maturing no more than one year from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (iii) Bank’s certificates of deposit maturing no more than one year from the date of investment therein, (iv) Bank’s money market accounts, (v) Investments in regular deposit or checking accounts held with Bank or as otherwise permitted by, and subject to the terms and conditions of, Section 6.6 of this Agreement, and (vi) Investments consistent with any investment policy adopted by Borrower’s board of directors and approved by Bank;
(c)    Investments accepted as consideration for Permitted Transfers;
(d)    Investments (including pursuant to cost-plus or transfer pricing arrangements in the ordinary course of business) by (i) Loan Parties in a Loan Party, (ii) Subsidiaries that are not Loan Parties in a Loan Party, (iii) Subsidiaries that are not Loan Parties in or to other Subsidiaries that are not Loan Parties and (iv) Loan Parties in Subsidiaries that are not Loan Parties to the extent permitted by Sections 7.13, 7.14 and 7.15;
(e)    Investments not to exceed $1,000,000 outstanding in the aggregate at any time consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers, or directors relating to the purchase of equity securities of any Loan Party or its Subsidiaries pursuant to employee stock purchase plan agreements approved by Borrower’s board of directors;
(f)    Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Loan Parties’ business;
(g)    Investments consisting of notes receivable of, or prepaid royalties and other credit extensions to, customers and suppliers who are not Affiliates, in the ordinary course of business, provided that this clause (g) shall not apply to Investments of any Loan Party in any Subsidiary;
(h)    joint ventures or strategic alliances in the ordinary course of Loan Parties’ business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash Investments by Loan Parties do not exceed $1,000,000 in the aggregate in any fiscal year;
(i)    Investments constituting the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;
(j)    Investments constituting deposit accounts maintained with Bank or other deposit accounts maintained in accordance with Section 6.6 and in which Bank has a perfected security interest;
(k)    Investments permitted under Section 7.3; and
(l)    other Investments not otherwise permitted under Section 7.7 not exceeding $1,000,000 in the aggregate in any fiscal year.
“Permitted Liens” means:
(a)    any Liens existing on the Closing Date and disclosed in the Schedule (excluding Liens to be satisfied with the proceeds of the Credit Extensions) or arising under this Agreement, the other Loan Documents, or any other agreement in favor of Bank;
(b)    Liens for taxes, fees, assessments, or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and for which Loan Parties maintain adequate reserves;
(c)    Liens securing Indebtedness not to exceed $1,000,000 in the aggregate at any time (i) upon or in any Equipment (other than Equipment financed by a Credit Extension) acquired or held by a Loan Party or any of its Subsidiaries to secure the purchase price of such Equipment or Indebtedness incurred solely for the purpose of financing the acquisition or lease of such Equipment, or (ii) existing on such Equipment at the time of its acquisition, in each case provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such Equipment;

(d)    Liens incurred in connection with the extension, renewal, or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (c) above, provided that any extension, renewal, or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed, or refinanced does not increase;
(e)    Liens arising from judgments, decrees, or attachments in circumstances not constituting an Event of Default under Section 8.4 (attachment) or Section 8.7 (judgments);
(f)    Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;
(g)    Liens to secure payment of workers’ compensation, employment insurance, old age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);
(h)    Leases or subleases of real property granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than intellectual property) granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Bank a security interest therein;
(i)    non-exclusive licenses or sublicenses of intellectual property granted in the ordinary course of Borrower’s business;
(j)    Liens arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to an Australian Subsidiary or UK Subsidiary in the ordinary course of trading and on the supplier’s standard or usual terms (or on terms more favourable to the Australian Subsidiary or UK Subsidiary) so long as the debt it secures is paid when due or contested in good faith; and
(k)    Liens securing Subordinated Debt and the Subordinated Indebtedness, provided that such Liens do not encumber assets beyond those assets comprising the Collateral.
“Permitted Transfer” means the conveyance, sale, lease, transfer, or disposition by a Loan Party or any Subsidiary of:
(a)    Inventory in the ordinary course of business;
(b)    non-exclusive licenses and similar arrangements for the use of the property of a Loan Party or its Subsidiaries in the ordinary course of business;
(c)    worn-out, surplus, or obsolete Equipment not financed with the proceeds of Credit Extensions;

(d)    grants of security interests and other Liens that constitute Permitted Liens;
(e)    Transfers constituting Permitted Investments; provided that the Investment permitted by clause (d)(iii) of the definition of “Permitted Investment” shall be governed by clause (f)(iii) below;
(f)    assets or other property (i) by any Loan Party to another Loan Party, (ii) by any Subsidiary that is not a Loan Party to any Loan Party; provided that, to the extent constituting a sale or other transaction in which such Subsidiary that is not a Loan Party receives consideration, the purchase price of such sale or consideration shall be the fair market value of the assets or other property sold or transferred and (iii) by any Loan Party to a Subsidiary that is not a Loan Party to the extent permitted by Sections 7.13, 7.14 and 7.15;
(g)    Cash in the ordinary course of business, unless otherwise prohibited by the terms of this Agreement;
(h)    [reserved];
(i)    subject to Section 6.10(d), the dissolution of the Dissolved Entities;
(j)    Permitted Intracompany IP Transfers;
(k)    Transfers or abandonment of intellectual property determined in good faith by the management of the applicable Loan Party or Subsidiary to be no longer useful or necessary in the operation of the business of, material to the conduct of the business of, the Loan Parties, taken as a whole, or that is otherwise economically impracticable to maintain; and
(l)    other assets of a Loan Party or its Subsidiaries that do not in the aggregate exceed $1,000,000 during any fiscal year.
“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity, or governmental agency.
“Polish Subsidiary” means Aura Growth sp z.o.o., a company organized under the laws of Poland.
“PSC Information” means all information in relation to every “registrable person” and every “relevant legal entity” (each within the meaning of section 790C Companies Act 2006) in relation to the UK Subsidiary which is required to be notified to the registrar under Chapter 2A of Part 21A of the Companies Act 2006.
“Prime Rate” means the variable rate of interest, per annum, most recently announced by Bank, as its “prime rate,” whether or not such announced rate is the lowest rate available from Bank.
“Qoria” means Qoria Limited, a company organized under the laws of Australia (with Australian Company Number (ACN 167 509 177)).

“Qoria Acquisition” means the acquisition of all of the issued shares in the capital of Qoria by Ultimate Parent through implementation of the Scheme of Arrangement on the Qoria Acquisition Date pursuant to the Qoria Acquisition Agreements.
“Qoria Acquisition Agreements” means (a) the Merger Implementation Deed, (b) the Disclosure Letter and Deed Poll (each as defined in the Merger Implementation Deed), (c) the Scheme of Arrangement and (d) each other agreement, document and instrument executed and delivered thereunder or in connection with any of the foregoing.
“Qoria Acquisition Date” means July 17, 2026.
“Qoria Holdings” means Qoria Holdings Pty Ltd, a company organized under the laws of Australia (with Australian Company Number (ACN 668 164 725)).
“Qoria UK” means Qoria UK Limited (f/k/a Family Zone UK Cyber Safety Limited), a private limited company incorporated under the laws of England and Wales with company number 13527024 whose registered address is at 2nd Floor 2 Whitehall Quay, Leeds, United Kingdom, LS1 4HR.
“Qustodio” means Qustodio LLC, a Delaware limited liability company. “Recurring Revenue” means B2B Recurring Revenue and D2C Recurring Revenue.
“Responsible Officer” means, with respect to any Loan Party, each of the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer, the Vice President of Finance, and the Controller of such Loan Party, as well as any other officer or employee identified as an Authorized Officer in the authorizing resolutions delivered by Loan Parties to Bank in connection with this Agreement.
“Revenue” means revenue recognized in accordance with GAAP.
“Safeguard Software” means Safeguard Software Limited, a company organized under the laws of the United Kingdom.
“Schedule” means the schedule of exceptions attached hereto and approved by Bank, if any.
“Scheme of Arrangement” means the ‘Scheme’ as defined in the Merger Implementation Deed.
“Shares” means one hundred percent (100%) of the issued and outstanding capital stock, membership units or other securities owned or held of record by a Loan Party in any Subsidiary; provided, however, that “Shares” shall not include the equity interests described in clause (c) of the definition of “Collateral”.
“Smoothwall” means Smoothwall, Inc., a North Carolina corporation.
“Smoothwall UK” means Smoothwall Limited (f/k/a Pinco 1681 Limited), a private limited company incorporated under the laws of England and Wales with company number 04298247 whose registered address is at 2nd Floor 2 Whitehall Quay, Leeds, United Kingdom, LS1 4HR.

“SOS Reports” means the official reports from the Secretaries of State of the state where each Loan Party’s chief executive office is located, the state of each Loan Party’s formation, and other applicable federal, state, or local government offices identifying all current security interests filed in the Collateral and Liens of record as of the date of such report.
“Spanish Subsidiary” means Qustodio Technologies S.L.U., a company organized under the laws of Spain.
“Sri Lankan Subsidiary” means Qoria Lanka Services (Private) Limited, a company organized under the laws of Sri Lanka.
“Subordinated Arranger” means GP CUSTOMER VALUE ARRANGER, LLC, a Delaware limited liability company.
“Subordinated Debt” means any debt incurred by a Loan Party that is subordinated in writing to the debt owing by such Loan Party to Bank on terms reasonably acceptable to Bank (and identified as being such by such Loan Party and Bank).
“Subordinated Indebtedness” means all obligations, liabilities, and Indebtedness of every nature of Aura Sub, LLC from time to time owed under the Subordinated Loan Documents up to a principal amount of $80,000,000; provided that such obligations, liabilities, and Indebtedness are subject to the Subordinated Secured Lender Subordination Agreement.
“Subordinated Initial Investors” means Customer Value Fund II, L.P., Bear Coast (CV) Fund, L.P., and GC CD Customer Value Fund, L.P.
“Subordinated Loan Documents” means that certain Customer Investment Agreement, dated as of May 16, 2024, by and between Aura Sub, LLC and Subordinated Arranger, as amended, restated, modified or supplemented from time to time as permitted by the Subordinated Secured Lender Subordination Agreement, and each other document, instrument, certificate and agreement executed and delivered by Aura Sub, LLC in favor of or provided to Subordinated Secured Lender in connection with such agreement or otherwise referred to therein or contemplated thereby.
“Subordinated Secured Lender” means, collectively, Subordinated Arranger, Subordinated Initial Investors, and any other Investors (as defined in the Subordinated Loan Documents) from time to time under the Subordinated Loan Documents.
“Subordinated Secured Lender Subordination Agreement” means that certain Intercreditor Agreement, dated as of the Original Closing Date, by and between Bank and Subordinated Secured Lender, as amended, restated, supplemented, or otherwise modified from time to time.
“Subsidiary” means any corporation, partnership, or limited liability company or joint venture in which (a) any general partnership interest or (b) more than 50% of the stock, limited liability company interest or joint venture of which by the terms thereof having ordinary voting power to elect the board of directors, managers, or trustees of the entity, at the time as of which any determination is being made, is owned directly or indirectly by a Loan Party.

“Success Fee Agreement” means that certain Amended and Restated Success Fee Agreement, by and between Borrower and Bank, dated on or about the Closing Date, as it may be amended, restated, or otherwise modified from time to time.
“Swiss Subsidiary” means Aura Growth GmbH, a company organized under the laws of Switzerland.
“Trademarks” means any trademark and service mark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of each Loan Party connected with and symbolized by such trademarks.
“Topco Oasis” means Topco Oasis Limited, a private limited company incorporated under the laws of England and Wales with company number 10900392 whose registered address is at 2nd Floor 2 Whitehall Quay, Leeds, United Kingdom, LS1 4HR.
“UK Subsidiaries” means each of Smoothwall UK, eSafe Global, Bidco Oasis, Topco Oasis, Qoria UK, Linewize Limited and Ensco 1227.
“UKIPO” means the Intellectual Property Office in the United Kingdom (or any successor office).
“Ultimate Parent” means Aura Consolidated Group, Inc., a Delaware corporation.
“USCO” means the United States Copyright Office (or any successor office).
“USPTO” means the United States Patent and Trademark Office (or any successor office).

DEBTOR:	AURA SUB, LLC

SECURED PARTY:	BANC OF CALIFORNIA
EXHIBIT B-1
COLLATERAL DESCRIPTION ATTACHMENT TO LOAN AND SECURITY AGREEMENT
[***]

DEBTOR:	AURA HOLDCO LLC

SECURED PARTY:	BANC OF CALIFORNIA
EXHIBIT B-2
COLLATERAL DESCRIPTION ATTACHMENT TO LOAN AND SECURITY AGREEMENT
[***]

DEBTOR:	CIRCLE MEDIA LABS INC.

SECURED PARTY:	BANC OF CALIFORNIA
EXHIBIT B-3
COLLATERAL DESCRIPTION ATTACHMENT TO LOAN AND SECURITY AGREEMENT
[***]

DEBTOR:	GET AURA LLC

SECURED PARTY:	BANC OF CALIFORNIA
EXHIBIT B-4
COLLATERAL DESCRIPTION ATTACHMENT TO LOAN AND SECURITY AGREEMENT
[***]

DEBTOR:	AURA CONSOLIDATED GROUP, INC.

SECURED PARTY:	BANC OF CALIFORNIA
EXHIBIT B-5
COLLATERAL DESCRIPTION ATTACHMENT TO LOAN AND SECURITY AGREEMENT
[***]

EXHIBIT C
LOAN ADVANCE/PAYDOWN REQUEST FORM
[Please refer to New Borrower Kit]
EXHIBIT D
BORROWING BASE CERTIFICATE
[Please refer to New Borrower Kit]
EXHIBIT E
COMPLIANCE CERTIFICATE
[Please refer to New Borrower Kit]

SCHEDULE OF EXCEPTIONS
[***]
1

USA PATRIOT ACT
NOTICE
OF
CUSTOMER IDENTIFICATION
IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT
To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account.
WHAT THIS MEANS FOR YOU: when you open an account, we will ask your name, address, date of birth, and other information that will allow us to identify you. We may also ask to see your driver’s license or other identifying documents.
1

1) INSURANCE CHECKLIST1
In connection with the closing of your credit facility with Banc of California (the “Bank”), the following conditions related to insurance must be satisfied:
1.    Insurance Company Requirements - All insurance required pursuant to the loan documents shall be issued by insurance companies in good standing with a current rating of A- or better by A.M. Best Company and a Financial Size Category of VIII or higher.
2.    Property Insurance.
a.    Pre-Closing: The Borrower must provide an Acord Form 28 showing evidence of property insurance, naming Banc of California as a certificate holder.
b.    Post-Closing: Within thirty days following closing, Borrower must provide Bank with a Lender’s Loss Payable endorsement showing Banc of California as a lender’s loss payee.
3.    Liability Insurance.
a.    Pre-Closing: The Borrower must provide an Acord Form 25 showing Banc of California as a certificate holder.
b.    Post-Closing: Within thirty days following closing, Borrower must provide Bank with an endorsement to Borrower’s liability insurance policy showing Banc of California as an additional insured.
4.    Name and Address – The Bank name and address format on all insurance related documentation should be as follows:
Banc of California, its successors and assigns,
555 S. Mangum Street, Suite 1000, Durham, NC 27701
Attn: Loan Operations Department
Please email copies of any documentation related to insurance to VBinsurance@bancofcal.com, and if you have any questions related to the insurance requirements associated with the closing of your credit facility please contact the insurance department directly via email at VBinsurance@bancofcal.com.
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